UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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DENDREON CORPORATION
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DENDREON CORPORATION
3005 First Avenue
Seattle, Washington 98121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
JUNE 21, 2011

The Annual Meeting of Stockholders (the “Annual Meeting”) of Dendreon Corporation, a Delaware corporation (the “Company”), will be held on Tuesday, June 21, 2011, at 9:00 a.m., Central time, at the Museum of Science and Industry, 57th Street and Lake Shore Drive, Chicago, Illinois 60637, for the following purposes:

(1) To elect four directors to hold office until the 2014 Annual Meeting of Stockholders;

(2) To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the current year;

(3) To hold an advisory vote on executive compensation as disclosed in these materials;

(4) To hold an advisory vote to determine stockholder preference on whether future advisory votes on executive compensation should occur every one, two or three years; and

(5) To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on April 22, 2011 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. However, to assure your representation at the Annual Meeting, please vote as soon as possible using one of the following methods: (1) by using the Internet as instructed on the proxy card; (2) by telephone by calling the toll-free number as instructed on the proxy card; or (3) by mail by completing, signing, dating and returning the proxy card in accordance with its instructions. If you vote in advance of the Annual Meeting using the Internet, telephone or proxy card, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain from the record holder a proxy issued in your name.

By Order of the Board of Directors,

Richard F. Hamm, Jr.
Executive Vice President, General
Counsel and Secretary

April 29, 2011

DENDREON CORPORATION
3005 First Avenue
Seattle, Washington 98121

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON

JUNE 21, 2011

INFORMATION CONCERNING SOLICITATION AND VOTING

General

Your proxy is solicited on behalf of the Board of Directors of Dendreon Corporation, a Delaware corporation (“Dendreon”, the “Company”, “we”, “us”, or “our”), for use at the Annual Meeting of Stockholders (the “Annual Meeting”), to be held on June 21, 2011, at 9:00 a.m., Central time, and at any adjournments or postponements thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Museum of Science and Industry, 57th Street and Lake Shore Drive, Chicago, Illinois 60637.

Internet Availability of Proxy Materials

Our proxy materials related to the 2011 Annual Meeting of Stockholders are available on the Internet. The rules governing Internet availability of proxy materials allow companies to provide access to proxy materials in one of two ways. We have elected to utilize the “full set delivery” option for all registered holders and beneficial holders of 5,000 shares or more of our common stock. These holders will be mailed paper copies of all of our proxy materials, including a proxy card on or about April 29, 2011. Beneficial holders of less than 5,000 shares will be mailed a Notice of Internet Availability of Proxy Materials on or about April 29, 2011 from an agent on behalf of the holder’s bank, broker or other nominee, as applicable, including instructions on how to access the proxy materials and requests for voting instructions. This proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 will be available on or about April 29, 2011 at http://bnymellon.mobular.net/bnymellon/dndn for stockholders of record who hold shares in their own name and for beneficial stockholders who hold their shares in a brokerage account or through a nominee holder. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 includes financial statements and a financial statement schedule, but excludes exhibits, as filed with the Securities and Exchange Commission (the “SEC”). Our Annual Report, and the exhibits thereto, as well as our other filings with the SEC may be accessed, free of charge, at http://www.sec.gov, as soon as practicable after filing.

Voting Rights and Outstanding Shares

Only holders of record of our Common Stock, par value $0.001 per share (“Common Stock”), at the close of business on April 22, 2011 (the “Record Date”) will be eligible to vote at the Annual Meeting. As of the Record Date, there were 145,812,541 shares of Common Stock outstanding. Each stockholder will be entitled to one vote for each share owned. Stockholders have no right to cumulative voting as to any matter to be voted on at the meeting. A list of stockholders of record will be open to the examination of any stockholder for any purpose germane to the meeting at Dendreon Corporation, 3005 First Avenue, Seattle, Washington 98121, for a period of ten days prior to the Annual Meeting.

Votes Required

A plurality of the votes duly cast at the Annual Meeting is required for the election of director nominees. The four director nominees receiving the highest number of votes cast by the holders of our Common Stock entitled to vote at the Annual Meeting will be elected.

The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011 requires the affirmative vote of a majority of votes cast by the holders of our Common Stock entitled to vote at the Annual Meeting.

The majority of votes cast by the holders of our Common Stock entitled to vote at the Annual Meeting regarding the stockholder advisory on executive compensation will be taken into account as to whether the proposal regarding executive compensation is adopted. The option of one year, two years or three years receiving the highest number of votes cast by the stockholders of our Common Stock entitled to vote at the Annual Meeting will be considered when deciding upon the adoption of how often to hold such vote on executive compensation.

Solicitation

We will bear the cost of the solicitation of proxies for the Annual Meeting, including preparation of this proxy statement, the proxy card and any additional information furnished to stockholders, including any mailing charges. We will, upon request, furnish hard copies of the solicitation materials to record holders of our Common Stock as well as forward materials to beneficial holders upon instruction by banks, brokerage houses, fiduciaries and custodians who are record holders of our Common Stock. We may, on request, reimburse persons representing beneficial owners of our Common Stock for their costs of forwarding solicitation materials to beneficial owners. Proxies may be solicited by telephone, facsimile or personal solicitation. No additional compensation will be paid to our directors, officers or other employees for such services.

Quorum, Abstention and Broker Non-Votes

At the Annual Meeting, inspectors of election shall determine the presence of a quorum and shall tabulate the results of the vote of the stockholders. The holders of a majority of the total number of outstanding shares of Common Stock entitled to vote must be present in person or by proxy to constitute a quorum for any business to be transacted at the Annual Meeting. Properly executed proxies marked “abstain” and “broker non-votes” will be considered “present” for purposes of determining whether a quorum is present at the Annual Meeting. “Broker non-votes” occur when certain nominees holding shares for beneficial owners do not vote those shares on a particular proposal because the nominees do not have discretionary authority to do so and have not received voting instructions with respect to the proposal from the beneficial owners. For purposes of calculating votes in the election of directors, broker non-votes and abstentions will not be counted as votes and will not affect the results of the vote. For purposes of calculating votes for the stockholder advisory vote on executive compensation and for the frequency of the stockholder advisory vote on executive compensation, broker non-votes will not be counted as a vote for the proposal and will not affect the outcome of the advisory vote. Because abstentions are considered present and entitled to vote on the matters, abstentions will have the same effect as a vote against the approval of the executive compensation advisory vote and the ratification of our independent auditors, and against each option in the frequency of the stockholder advisory vote on executive compensation. For purposes of ratifying our independent registered public accounting firm, brokers have discretionary authority to vote and if a broker submits a “non-vote” on this proposal, it will have the same effect as a vote against the ratification of our independent registered public accounting firm.

The shares represented by all valid proxies received will be voted in the manner specified on the proxies. Where specific instructions are not indicated on a valid proxy, the shares represented by such proxies received will be voted: “For” the election of the director nominees named in this proxy statement; “For” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the current year; “For” the approval, on an advisory basis, of the overall executive compensation policies and procedures employed by the Company for its named executive officers; and “For” the option of one year as the frequency which stockholders will vote, on an advisory basis, on the overall executive compensation policies and procedures employed by the Company for its named executive officers, and in accordance with the best judgment of the persons named in the proxy for any other matter that properly comes before the Annual Meeting.

Methods of Voting; Changing Votes

Stockholders may vote shares of our Common Stock using any of the following means:

Voting by Proxy Cards.  A registered stockholder may vote shares until voting is completed at the Annual Meeting by returning a duly completed and executed proxy card to Dendreon Corporation, 3005 First Avenue, Seattle, Washington 98121, Attention: Corporate Secretary. All proxy cards received by us that have been properly signed and have not been revoked will be voted in accordance with the instructions contained in the proxy cards. If a signed proxy card is received which does not specify a vote or an abstention, the shares represented by that proxy card will be voted “For” the director nominees to our Board of Directors listed on the proxy card, “For” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011, “For” the approval, on an advisory basis, of the overall executive compensation policies and procedures employed by the Company for its named executive officers, and “For” the option of one year as the frequency which stockholders will vote, on an advisory basis, on the overall executive compensation policies and procedures employed by the Company for its named executive officers.

Voting by Telephone or Internet.  A registered stockholder may vote shares until 11:59 p.m. Pacific Time on June 20, 2011 by calling the toll-free number indicated on the proxy card and following the recorded instructions or by accessing the website indicated on the proxy card and following the instructions provided. When a stockholder votes by telephone or Internet, his, her or its vote is recorded immediately.

Voting by Attending the Annual Meeting.  A stockholder may vote shares in person at the Annual Meeting. A stockholder planning to attend the Annual Meeting should bring proof of identification. Prior notice by contacting Investor Relations at (206) 829-1500 or IR@Dendreon.com is appreciated. If a stockholder attends the Annual Meeting, he, she or it may also submit his, her or its vote in person, and any previous votes that were submitted by the stockholder, whether by Internet, telephone or mail, will be superseded by the vote that such stockholder casts at the Annual Meeting. Further, if the shares are held of record by a broker, bank or other nominee and a stockholder wishes to vote at the Annual Meeting, he, she or it must obtain a proxy issued in his, her or its name from the record holder in accordance with the materials and instructions for voting provided by his, her or its broker, bank or other nominee.

Voting by “Street Name” Stockholders.  If stockholders hold shares in “street name,” which means shares are held in the name of a broker, bank or other nominee, then those stockholders may vote in accordance with the materials and instructions for voting the shares provided by their broker, bank or other nominee. If “street name” stockholders wish to vote shares at the Annual Meeting, then they must obtain proxies from their broker, bank or other nominee in order to vote their shares at the Annual Meeting in accordance with the materials and instructions for voting provided by his, her or its broker, bank or other nominee. If a “street name” stockholder does not vote by proxy or otherwise give voting instructions to their broker, bank or other nominee, such shares will not be voted by the broker, bank or other nominee for the election of directors or the advisory vote on executive compensation or the advisory vote on the frequency of such vote at the Annual Meeting.

Changing Votes.  A stockholder may change his, her or its vote at any time before it is voted at the Annual Meeting by (1) delivering a proxy revocation or another duly executed proxy bearing a later date to Dendreon Corporation, 3005 First Avenue, Seattle, Washington 98121, Attention: Corporate Secretary; (2) voting again by telephone or Internet in the manner described above; or (3) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not revoke a proxy unless the stockholder actually votes in person at the meeting. “Street name” stockholders who want to revoke or change their votes after returning voting instructions to their broker, bank or other nominee may do so in accordance with the materials and instructions provided by their broker, bank or other nominee or by contacting such broker, bank or other nominee to effect the revocation or change of vote.

Counting of Votes

Representatives of BNY Mellon Shareowner Services LLC, the transfer agent and registrar for our Common Stock, will count the votes and act as the independent inspector of the election at the Annual Meeting.

Stockholder Proposals

Each stockholder’s notice must contain certain prescribed information required by our Amended and Restated Bylaws as to each matter the stockholder proposes to bring before any annual meeting, as well as a representation whether the stockholder intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to approve the nomination or proposal and/or otherwise to solicit proxies from stockholders in support of the nomination or proposal. The full text of the provisions of our Bylaws dealing with stockholder nominations and proposals is available on our website and the SEC’s website, free of charge, at http://www.sec.gov. In addition, a copy of the full text of our Bylaws may be obtained from our Corporate Secretary upon written request.

Under the SEC’s rules, stockholders who wish to submit proposals for inclusion in the proxy statement of our Board of Directors for the 2012 Annual Meeting of Stockholders must submit such proposals so that they are received by us at 3005 First Avenue, Seattle, Washington 98121, on or before December 31, 2011. Stockholders who do not wish to use the mechanism provided by the rules of the SEC in proposing a matter for action at the next annual meeting must notify us in writing of the proposal and the information required by the provisions of our Amended and Restated Bylaws dealing with advance notice of stockholder proposals and director nominations. Pursuant to the advance notice provision of our Bylaws, the notice must be submitted in writing to us not less than 90 days nor more than 120 days before the first anniversary of the previous year’s annual meeting. Accordingly, any stockholder proposal for next year’s meeting submitted to us on or between February 22, 2012 and March 23, 2012 will be considered filed on a timely basis.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors is currently composed of nine members. There are four directors in the class whose term of office expires at the close of the Annual Meeting in 2011: Richard B. Brewer, Mitchell H. Gold, M.D., Pedro Granadillo, and David C. Stump, M.D. Each of the nominees for election to this class is currently a director of our Company. Mr. Brewer and Dr. Gold were previously elected as directors by stockholders of the Company while this is the first time Mr. Granadillo and Dr. Stump will be submitted to a vote by our stockholders. If elected at the Annual Meeting, Drs. Gold and Stump, and Messrs. Brewer and Granadillo would serve until the 2014 Annual Meeting and until his successor is elected and has been duly qualified, or until such director’s earlier death, resignation or removal.

Directors are elected by a plurality of the votes cast, present in person or represented by proxy and entitled to vote at the Annual Meeting. Proxies will be voted, unless authority is withheld, for the election of the four nominees named below. In the event that any nominee should become unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee, if any, as the Board of Directors may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

Set forth below is biographical information for each person nominated for election at the Annual Meeting for a term expiring at the 2014 Annual Meeting and each person whose term of office as a director will continue after the Annual Meeting.

Nominees for Election for a Three-Year Term Expiring at the 2014 Annual Meeting

Richard B. Brewer, age 60, has served as our Chairman of the Board of Directors since June 2004 and has served as one of our directors since February 2004. He is currently Executive Chairman of the Board at Nile Therapeutics, Inc., a biopharmaceutical company, and the founding partner of Crest Asset Management, a management advisory and investment firm, a position he has held since January 2003. Since 2009, Mr. Brewer has served as the Chairman of the Board of Directors of Arca Biopharma, Inc., a biopharmaceutical company focused on genetically-targeted therapies for heart failure, and served as its President and CEO from 2006 to 2009. From September 1998 until February 2004, Mr. Brewer served as Chief Executive Officer and President of Scios Inc., a biopharmaceutical company. From 1996 until 1998, Mr. Brewer served as the Chief Operating Officer at Heartport, a cardiovascular device company. From 1984 until 1995, Mr. Brewer was employed by Genentech, Inc., a biotechnology company, and served as its Senior Vice President of Sales and Marketing, and Senior Vice President of Genentech Europe and Canada. Mr. Brewer’s extensive biotechnology industry experience, both as an outside advisor and in various operating and management roles, including as the chief executive officer of two biotechnology companies, as well as his background and experience in investment management and corporate finance both in the U.S. and the EU, give him the appropriate qualifications to serve as a member and chairman of our Board. Mr. Brewer serves as a director of SRI International, an independent, non-profit research group. He is an advisory board member at the Kellogg Graduate School of Management Center for Biotechnology at Northwestern University. Mr. Brewer holds a B.S. from Virginia Polytechnic Institute and an M.B.A. from Northwestern University.

Mitchell H. Gold, M.D., age 44, has served as our Chief Executive Officer since January 1, 2003, and as a director since May 2002. Dr. Gold also served as our Vice President of Business Development from June 2001 to May 2002, and as our Chief Business Officer from May 2002 through December 2002. From April 2000 to May 2001, Dr. Gold served as Vice President of Business Development and Vice President of Sales and Marketing for Data Critical Corporation, a company engaged in wireless transmission of critical healthcare data, now a division of GE Medical. From 1995 to April 2000, Dr. Gold was the President and Chief Executive Officer, and a co-founder of Elixis Corporation, a medical information systems company. From 1993 to 1998, Dr. Gold was a resident physician in the Department of Urology at the University of Washington. Dr. Gold currently serves on the boards of the University of Washington/Fred Hutchinson Cancer Research Center Prostate Cancer Institute, the Washington Biotechnology and BioMedical Association and the Biotechnology Industry Organizations Emerging Company Section Governing Board. Dr. Gold received a B.S. from the University of Wisconsin-Madison and an M.D. from Rush Medical College.

Pedro Granadillo, age 63, has served as one of our directors since October 2009. Mr. Granadillo, now retired, was most recently senior vice president of global manufacturing and human resources as well as a member of the executive committee at Eli Lilly & Company. Mr. Granadillo worked at Eli Lilly & Company for over thirty years from 1970 to 2004, serving in roles such as vice president of human resources, vice president of pharmaceutical manufacturing, executive director, production operations and director of manufacturing strategy development. As the company’s top executive for both manufacturing and human resources, Mr. Granadillo was responsible for the overall management of an extensive network of pharmaceutical manufacturing facilities and for policies affecting the company’s global workforce of more than 43,000 employees. He currently serves on the Board of Directors of Haemonetics Corporation, a blood processing company, Nile Therapeutics, Inc., a biopharmaceutical company, and NPS Pharmaceuticals, Inc. (formerly Tigris Pharmaceuticals, Inc), a biopharmaceutical company, and previously served on the Board of Directors of Noven Pharmaceuticals, Inc., a pharmaceutical company, from 2004 to 2009, and First Indiana Bank, a banking company, from 2002 to 2007. Mr. Grandillo’s lengthy management experience at a leading pharmaceutical manufacturer, and broad pharmaceutical and biotechnology industry board service give him the appropriate qualifications to serve as a member of our Board. Mr. Granadillo has extensive experience in multiple areas, including corporate management, human resources, manufacturing and quality including designing and operating complex global manufacturing networks, senior leadership development and succession planning, executive compensation, organizational transformation and portfolio management. Mr. Granadillo received a B.S. in industrial engineering from Purdue University.

David C. Stump, M.D., age 61, has served as one of our directors since June 2010. Dr. Stump is currently executive vice president of research and development for Human Genome Sciences, Inc. Prior to joining Human Genome Sciences, Inc., Dr. Stump held several positions at Genentech, Inc., including vice president of clinical research, and was named a Genentech Fellow in 1996 for leadership of its cardiovascular drug development activities. Prior to Genentech, Dr. Stump served as associate professor of medicine and biochemistry at the University of Vermont. Dr. Stump received his M.D. from Indiana University and his bachelor’s degree from Earlham College. Dr. Stump’s medical and scientific background, as well as his leadership roles at leading biotech and pharmaceutical companies provide him with expertise and qualifications to serve as a member of our Board. Dr. Stump completed his residency and fellowship training in internal medicine, hematology, and oncology at the University of Iowa and is board certified in all three areas. He is currently a member of the Board of Directors for Sunesis Pharmaceuticals, Inc., a pharmaceutical company, as well as of the Boards of Trustees for Adventist HealthCare, Inc. and for Earlham College.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR THE ELECTION OF EACH NAMED NOMINEE.

Directors Continuing in Office until the 2012 Annual Meeting

Susan B. Bayh, age 51, has served as one of our directors since our acquisition of Corvas International, Inc. (“Corvas”), a biotechnology company, in July 2003. Prior to that, she had served as a director of Corvas since June 2000. From 1994 to 2004, she was a Distinguished Visiting Professor at the College of Business Administration at Butler University in Indianapolis, Indiana. From 1994 to 2001, she was a Commissioner for the International Commission between the United States and Canada, overseeing compliance with environmental and water level treaties for the United States-Canada border. From 1989 to 1994, Ms. Bayh served as an attorney in the Pharmaceutical Division of Eli Lilly and Company, a pharmaceutical company. She currently serves on the Boards of Directors of Wellpoint, Inc., a health benefits company, Dyax Corp., a biotechnology company, Curis, Inc., a therapeutic drug development company, and Emmis Communications, a diversified media company, and previously served on the Board of Directors of MDRNA, Inc. (formerly Nastech Pharmaceutical Company Inc.), a biotechnology company, from 2006 to 2009. Ms. Bayh’s service on multiple healthcare, pharmaceutical and biotechnology company boards, as well as her academic, international and regulatory experience, give her the skills and appropriate qualifications to serve as a member of our Board. Ms. Bayh received a B.S. from the University of California, Berkeley and her J.D. from the University of Southern California Law School.

David L. Urdal, Ph.D., age 61, became our Executive Vice President and Chief Scientific Officer in December 2010 and has served as Chief Scientific Officer and director since joining the Company in July 1995. He served as vice chairman of the Company’s Board of Directors from 1995 to June 2004, as executive vice president from January 1999 through December 2000, as the Company’s president from January 2001 to December 2003, and as senior vice president since June 2004. From 1982 until July 1995, Dr. Urdal held various positions with Immunex Corporation, a biotechnology company, including President of Immunex Manufacturing Corporation, Vice President and Director of Development, and head of the departments of biochemistry and membrane biochemistry. Dr. Urdal serves as a director of VLST, a biotechnology company and previously served as a director of ORE Pharmaceuticals, Inc., a pharmaceutical drug repositioning and development company, from 2007 until 2010. Dr. Urdal’s biotechnology and pharmaceutical industry board and senior management experience, including his long-term senior management role with the Company, together with his scientific expertise and background give him the valuable and appropriate qualifications to serve as a member of our Board. Dr. Urdal received a B.S. in zoology, a M.S. in Public Health and a Ph.D. in Biochemical Oncology from the University of Washington.

Directors Continuing in Office until the 2013 Annual Meeting

Gerardo Canet, age 65, has served as one of our directors since December 1996. Mr. Canet is a member of the Board of Directors of IntegraMed America, Inc., and from 1994 to 2005, served as its Chief Executive Officer. IntegraMed provides services to patients and medical practices that specialize in the diagnosis and treatment of infertility. Mr. Canet’s extensive experience in senior management and board service in the healthcare services industry gives him the appropriate and desired qualifications to serve as a member of our Board. Mr. Canet received a B.A. in Economics from Tufts University and an M.B.A. from Suffolk University.

Bogdan Dziurzynski, D.P.A., age 62, has served as one of our directors since May 2001. Since 2001, Dr. Dziurzynski has been a consultant in strategic regulatory management to the biotechnology industry, serves on the Board of the Biologics Consulting Group and previously served on the Board of Directors of Allostera Pharma Inc. Dr. Dziurzynski is a fellow and past chairman of the board of the Regulatory Affairs Professional Society. He also serves as an advisory board member of Integrated Biotherapeutics, Inc. From 1994 to 2001, Dr. Dziurzynski was the Senior Vice President of Regulatory Affairs and Quality Assurance for MedImmune, Inc., a biotechnology company. From 1988 to 1994, Dr. Dziurzynski was Vice President of Regulatory Affairs and Quality Assurance for Immunex Corporation, a biotechnology company. Dr. Dziurzynski’s background and experience in biotechnology regulatory matters including the drug and device products approval process, product lifecycle management, product development and manufacturing, and all aspects of commercial product marketing, as well as his extensive period of board service and management roles within the industry give him the appropriate and pertinent qualifications to serve as a member of our Board. Dr. Dziurzynski has a B.A. in Psychology from Rutgers

University, an M.B.A. from Seattle University and a Doctorate in Public Administration from the University of Southern California.

Douglas G. Watson, age 66, has served as one of our directors since February 2000. Mr. Watson is Chief Executive Officer of Pittencrieff Glen Associates, a consulting firm that he founded in July 1999. From January 1997 to May 1999, Mr. Watson served as President and Chief Executive Officer of Novartis Corporation, the U.S. subsidiary of Novartis AG. From April 1996 to December 1996, Mr. Watson served as President and Chief Executive Officer of Ciba-Geigy Corporation, which merged into Novartis Corporation in December 1996. Mr. Watson’s career spanned 33 years with Novartis, having joined Geigy (UK) Ltd. in 1966. Mr. Watson also currently serves as chairman of OraSure Technologies, Inc., a medical diagnostics company, and as a director of Delcath Systems, Inc., a pharmaceutical and medical device company, and BioMimetic Therapeutics, Inc., a pharmaceutical company. Mr. Watson previously served on the Board of Directors of Genta Incorporated, Inc., a biopharmaceutical company, from 2002 to January 2011, Javelin Pharmaceuticals, Inc., a pharmaceutical company, from 2004 to 2010, Engelhard Corporation, a surface and materials science company, from 1991 to 2006, BioElectronics Inc., a pulsed electromagnetic field therapy company, from 2002 to 2006, and InforMedix Inc., a medical compliance monitors company, from 2002 to 2006. Mr. Watson’s long-time and diverse experience in executive roles in the pharmaceutical industry, and board service in the biopharmaceuticals industry, together with his accounting background and financial expertise, give him the appropriate and valuable qualifications to serve as a member of our Board. Mr. Watson received an M.A. in Pure Mathematics from Churchill College, Cambridge University and holds an ACMA qualification as an Associate of the Chartered Institute of Management Accountants.

BOARD OF DIRECTORS

Director Independence

Our Corporate Governance Committee and our Board of Directors have determined that all seven of our current and continuing non-employee directors are independent under the rules of the SEC and the listing standards of The NASDAQ Stock Market, Inc. (“NASDAQ”). Those continuing independent directors are Ms. Bayh, Mr. Brewer, Mr. Canet, Dr. Dziurzynski, Mr. Granadillo, Dr. Stump, and Mr. Watson. Dr. Gold and Dr. Urdal are not independent based on their service as our Chief Executive Officer and President, and our Executive Vice President and Chief Scientific Officer, respectively. In making its independence determinations, the Corporate Governance Committee each year reviews any transactions and relationships between the director, or any member of his or her immediate family, and the Company, and is based on information provided by the director, Company records and publicly available information during the year. Specifically, the Corporate Governance Committee will consider the following types of relationships and transactions: (1) principal employment of and other public company directorships held by each non-employee director; (2) contracts or arrangements that are ongoing or which existed during any of the past three fiscal years between our Company and any entity for which the non-employee director, or his or her immediate family member, is an executive officer or greater-than-10% stockholder; and (3) contracts or arrangements that are ongoing or which existed during any of the past three fiscal years between our Company and any other public company for which the non-employee director serves as a director. During 2010, there were no material relationships or transactions in these categories reviewed by the Corporate Governance Committee, nor were there any other similar relationships or transactions the Corporate Governance Committee considered.

Classification of Directors; Board Vacancies

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide for the division of our Board of Directors into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board of Directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified.

Board of Directors Meetings

In 2010, the Board of Directors held thirteen meetings. We encourage but do not require the directors to attend the Annual Meeting. We schedule a regular meeting of the Board of Directors immediately following the Annual Meeting. All of our directors attended the 2010 Annual Meeting of Stockholders, and all directors attended 75% or more of the aggregate of the meetings of the Board and the committees on which he or she served.

Committees of the Board of Directors

The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Corporate Governance Committee, each of which has a written charter that is available on our investor relations website at http://investor.dendreon.com/governance.cfm. The authority and responsibilities of each of these committees meet NASDAQ listing standards and SEC guidelines, as applicable.

Audit Committee

The primary responsibility of the Audit Committee is to oversee our financial reporting process on behalf of the Board of Directors. Among other things, the Audit Committee is responsible for overseeing our accounting and financial reporting processes and audits of our financial statements, reviewing and discussing with our independent auditors critical accounting policies and practices for our Company, engaging in discussions with management and the independent auditors to assess risk for the Company and management thereof, and reviewing with management and the independent auditors the effectiveness of our internal controls and disclosure controls and procedures. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent auditors, including the resolution of disagreements, if any, between management and the auditors regarding financial reporting. In addition, the Audit Committee is responsible for reviewing and approving any related party transaction that is required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

During 2010 the Audit Committee was composed of Mr. Watson (Chair), Mr. Canet, and Mr. Granadillo, each of whom the Board of Directors determined was independent under SEC rules and NASDAQ listing standards. The Audit Committee met eight times during 2010. The Board of Directors determined based on relevant business experience that each of Messrs. Watson, Canet and Granadillo is an “audit committee financial expert,” as that term is defined in Item 407(d)(5) of Regulation S-K.

Compensation Committee

The Compensation Committee develops compensation policies and implements compensation programs, makes recommendations annually concerning salaries and incentive compensation, awards stock options and restricted stock to officers and employees under our stock incentive plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board of Directors may delegate in accordance with the Compensation Committee Charter. Compensation for our named executive officers each year is usually determined prior to the first quarter of the relevant year. When determining annual compensation levels and targets, the Compensation Committee reviews corporate goals, evaluates individual performance, considers competitive market data and establishes compensation based on these factors or in the case of our named executive officers, makes recommendations to our Board of Directors, who then act as a whole to set compensation based on these factors. The values of each component of total direct compensation (base salary, target annual cash incentive and equity awards) for the current year, as well as total annual compensation for the prior year are all considered collectively by our Compensation Committee as part of this process.

Our Compensation Committee has the authority to engage the services of outside advisors, experts and others to assist our Compensation Committee in determining the compensation of our executive officers. Our Compensation Committee may, from time to time, delegate certain authority to authorized persons internally, including our human resources department, to carry out certain administrative duties. The Compensation Committee holds executive sessions (with no members of management present) at the majority of its meetings.

The Compensation Committee is currently composed of Mr. Canet (Chair), Ms. Bayh, Mr. Granadillo, and Dr. Dziurzynski, each of whom is independent under NASDAQ listing standards. The Compensation Committee met seven times during 2010. No member of our Compensation Committee has been an officer or employee of our Company at any time. None of our executive officers during 2010 served as a director or as a member of the compensation committee of another entity that has an executive officer who served as a director of the Company or on our Compensation Committee during 2010.

Corporate Governance Committee

The Corporate Governance Committee considers and makes recommendations regarding corporate governance requirements and principles, periodically reviews the performance and operations of the standing committees of the Board of Directors and evaluates and recommends individuals for membership on the Company’s Board of Directors and committees.

Potential nominees for director are referred to the Corporate Governance Committee for consideration and evaluation. If the Committee identifies a need to replace a current member of the Board of Directors, to fill a vacancy in or to expand the size of the Board of Directors, the Corporate Governance Committee will consider those individuals recommended as candidates for Board membership, including those recommended by stockholders, and hold meetings to evaluate biographical information and background material relating to candidates, and interview any selected candidates.

According to its adopted policy, the Corporate Governance Committee may use multiple sources for identifying director candidates, including its own contacts and referrals from other directors, members of management, our advisors and executive search firms. The Corporate Governance Committee will consider director candidates recommended by stockholders and will evaluate those candidates in the same manner as candidates recommended by other sources if stockholders submitting recommendations follow the procedures established by the Corporate Governance Committee. We did not implement any changes to our process for stockholder recommendations of director nominees during 2010.

In making recommendations for director nominees for an annual meeting of stockholders, the Corporate Governance Committee will consider any written recommendations of director candidates by stockholders received by our Corporate Secretary not later than the close of business on the 90th day nor earlier than the 120th day prior to the first anniversary of the previous year’s annual meeting of stockholders. Recommendations must include the candidate’s name and contact information and a statement of the candidate’s background and qualifications, as well as the name and contact information of the stockholder or stockholders making the recommendation, and such other information as may be required under our Amended and Restated Bylaws. Recommendations must be mailed to Dendreon Corporation, 3005 First Avenue, Seattle, Washington 98121, Attention: Corporate Secretary, faxed to our Corporate Secretary at (206) 219-7211 or e-mailed to secretary@dendreon.com. No stockholder recommendations for director nominees were received for consideration in advance of the Annual Meeting pursuant to the procedures established by our Amended and Restated Bylaws. The Company did however receive one director candidate referred by a stockholder that was reviewed by the Corporate Governance Committee, but determined not to recommend such candidate for nomination for election to the Board of Directors at the 2011 Annual Meeting.

Although the Board of Directors does not have a formal diversity policy for director candidates, the Corporate Governance Committee will consider such factors as it deems appropriate to assist in developing a Board of Directors and committees that are diverse in nature and comprised of experienced and seasoned advisors. These factors focus on experience and achievement in business, finance, biotechnology, health sciences or other areas relevant to our activities; reputation, ethical character and maturity of judgment; diversity of viewpoints, backgrounds and experiences; absence of conflicts of interest that might impede the proper performance of the responsibilities of a director; independence under SEC rules and the listing standards of NASDAQ; service on other boards of directors; sufficient time to devote to Board of Directors matters; a willingness and ability to challenge, counsel and advise management; the addition of specific skill sets to the Board of Directors; an understanding of the regulatory and policy environment facing biotechnology; and the ability to work effectively with other members of our Board of Directors.

During 2010, the Corporate Governance Committee was composed of Dr. Dziurzynski (Chair), Ms. Bayh, and Dr. Stump since June 2, 2010. In addition, Mr. Brewer served until June 2, 2010 and Mr. Ian Clark served until his resignation from the Board on September 14, 2010. Each Committee member is independent under NASDAQ listing standards. The Corporate Governance Committee met seven times during 2010.

Board Leadership Structure and Role in Risk Oversight

The Board of Directors has determined that having an independent director serve as our Chairman of the Board is in the best interest of the Company’s stockholders at this time. The Board of Directors does not however have a formal policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board of Directors believes it is in the best interests of the Company to make the determination regarding how to fulfill these functions based on the position and direction of the Company and the membership of the Board of Directors at the pertinent time. At present, the Board of Directors believes this separation of the chief executive and chairman facilitates the role of the independent Directors in the oversight of the Company and active participation of the independent Directors in setting agendas and establishing Board priorities and procedures. Further, this structure permits the Chief Executive Officer to focus on the management of the Company’s day-to-day operations.

It is management’s responsibility to manage risk and bring to the Board of Directors’ attention the most material risks to the Company. The Board of Directors has oversight responsibility of the processes established to report and monitor systems for material risks applicable to the Company and oversees the appropriate allocation of responsibility for risk oversight among the committees of the Board of Directors. The Corporate Governance Committee regularly reviews enterprise-wide risk management. The Audit Committee focuses primarily on financial and accounting, legal and compliance, and IT systems risks. The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from the Company’s compensation policies and programs. The Compensation Committee also reviews compensation and benefits plans affecting employees as well as those applicable to executive officers. The full Board of Directors considers strategic risks and opportunities and regularly receives reports from the committees regarding risk oversight in their areas of responsibility.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

We have established a procedure for stockholders to communicate with the Board of Directors or a particular Board committee. Communications should be in writing, addressed to: Dendreon Corporation, 3005 First Avenue, Seattle, Washington 98121, and marked to the attention of the Board of Directors or any of its individual committees. Copies of all communications so addressed will be promptly forwarded to the chair of the committee involved, or in the case of communications addressed to the Board of Directors as a whole, to the Corporate Governance Committee.

DIRECTOR COMPENSATION

We compensate only our non-employee directors for serving on our Board of Directors. Our Board of Directors has adopted guidelines for the compensation of our non-employee directors, which were revised in December 2010 to be applicable on a prospective basis. During 2010, each non-employee director received an annual retainer of $45,000 that is paid ratably at the end of each quarter. In addition, the Chairman of the Board received an additional $75,000 retainer per year, and the chairs of each of our Audit, Compensation and Corporate Governance Committees received an additional $20,000, $15,000 and $10,000, respectively, retainer per year. We also introduced annual committee membership retainers of $12,000, $7,500, and $5,000 for the members of the Audit Committee, Compensation Committee, and Corporate Governance Committee who are not committee chairs, respectively. These amounts are also paid ratably at the end of each quarter. For 2010, the total aggregate cash compensation earned by our non-employee directors for their periods of service was $509,000. These guidelines were updated for 2011, such that the annual retainer paid to each board member will be $60,000, and the chairs of our Audit and Compensation Committees will receive an additional retainer of $25,000 and $20,000, respectively, while the additional retainer payable to the chair of our Corporate Governance Committee was maintained at $10,000. The annual committee membership retainers of $12,000 and $5,000 were maintained for the members of the Audit Committee and Corporate Governance Committee, who are not committee chairs, respectively, while members of our Compensation Committee, other than the chair, will receive the annual committee membership retainer of $10,000. Further, we continue to reimburse each of our directors for expenses incurred in connection with attending Board of Directors’ meetings and for their service as directors in accordance with Company policy.

In December 2010, our non-employee directors approved an annual equity award for each director at a targeted value of $250,000 to be composed of a mix of 50% stock options and 50% restricted stock grants. Accordingly, each director was granted 6,692 stock options, which vested upon grant on December 7, 2010, and an award of 3,507 shares of restricted stock, which vested upon grant on January 20, 2011. Under the 2009 Equity Incentive Plan, we determine the value of the grant to our non-employee directors of an option to purchase one share of Common Stock using the Black-Scholes-Merton valuation methodology and assumptions described in our financial statements to estimate the value of compensatory stock options and awards. All options granted to our non-employee directors are granted with an exercise price equal to the closing price of our Common Stock on the NASDAQ Global Market on the grant date.

Our policy is to grant our new non-employee directors an initial equity grant award, which policy is updated from time to time at the discretion of the Board of Directors. In June 2010, upon joining the Board, Dr. Stump was granted 3,540 shares of restricted stock that vested immediately upon grant and 7,080 stock options that also vested upon grant. In December 2010, the Board updated this policy to provide for an initial equity grant award for new non-employee directors hired prior to October 1st of any year equal to the prior year’s grant with 100% of such award to vest on the first anniversary of grant.

The table below sets forth, for each non-employee director, the amount of cash compensation paid by us and the value of stock awards received from us for his or her service during 2010:

2010 Director Compensation Table

					Stock
	Fees Earned		Stock Awards		Options		Total
Name(1)	or Paid in Cash		($)		($)		($)

Susan B. Bayh	$57,500		$125,025	(2)	$147,750	(3)	$330,275
Richard B. Brewer	125,000	(4)	125,025	(2)	147,750	(3)	397,775
Gerardo Canet	72,000	(5)	125,025	(2)	147,750	(3)	344,775
Ian T. Clark	37,500		—	(6)	—	(6)	37,500
Bogdan Dziurzynski, D.P.A	62,500	(7)	125,025	(2)	147,750	(3)	335,275
Pedro Granadillo	64,500		125,025	(2)	147,750	(3)	337,275
David C. Stump, M.D.	25,000		277,811	(8)	334,408	(3)(9)	637,219
Douglas G. Watson	65,000	(10)	125,025	(2)	147,750	(3)	337,775

(1)	Our non-employee directors had vested option awards outstanding as of December 31, 2010 for the following number of shares: Ms. Bayh, 59,363; Mr. Brewer, 14,192; Mr. Canet, 14,192; Dr. Dziurzynski, 75,863; Mr. Granadillo, 14,192; Dr. Stump, 13,772; and Mr. Watson, 6,692.

(2)	Includes shares granted on January 20, 2011 for 2010 services. These shares fully vested on the grant date. The compensation cost represents the aggregate fair value on the grant date as determined in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification (ASC) 718. For more information, see Note 11 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

(3)	Stock options with an aggregate value of $1,034,250 were granted on December 7, 2010 and fully vested on the grant date. The compensation cost represents the aggregate fair value on the grant date, as determined in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification (ASC) 718 using the Black-Scholes-Merton (“BSM”) option pricing model. For more information about the methodology used in determining the grant date fair value, see Note 11 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

(4)	Amounts shown include retainer and Chairman of the Board fee earned during 2010.

(5)	Amounts shown include retainer and Compensation Committee chair fee earned during 2010.

(6)	Mr. Clark retired as a Board member in September 2010 and accordingly did not receive a stock award or stock options for 2010 services.

(7)	Amounts shown include retainer and Corporate Governance Committee chair fee earned during 2010.

(8)	Includes shares granted in June 2010 for joining the Board of Directors and January 2011 for 2010 services. These shares fully vested on the grant date. Mr. Stump joined the Board of Directors in June 2010.

(9)	Stock options with a value of $186,658 were granted June 2, 2010 and fully vested on the grant date.

(10)	Amounts shown include retainer and Audit Committee chair fee earned during 2010.

Under the corporate governance principles adopted by our Board of Directors in 2005, our non-employee directors are encouraged to own stock in our Company as a long-term investment. As originally adopted, this target ownership was an amount equal to one times the annual general Board of Directors’ retainer intended to be achieved within twenty-four months after a director joined our Board of Directors. During December 2010, the ownership target was updated such that our non-employee directors are now encouraged to own stock in our Company in an amount equal to three times the annual general Board of Directors’ retainer, with five years to achieve such target after a director has joined our Board of Directors. As of December 31, 2010, each of our non-employee directors met their applicable ownership guidelines, with the exception of Dr. Stump who has not yet met the length of service requirement.

COMPENSATION DISCUSSION AND ANALYSIS

Objectives of our Executive Compensation Program

Our Company’s mission is to discover, develop and commercialize novel therapeutics that may significantly improve cancer treatment options for patients. To achieve this mission, we seek to attract and retain the most talented executive officers and employees, reward them for helping achieve our business objectives and motivate them to enhance long-term stockholder value by achieving our financial, product commercialization, research and development and other corporate goals. As a result, the goals of our executive compensation program are to closely align senior executive compensation with the achievement of our Company’s business objectives and corporate performance. Each year, we expect that if we achieve our corporate objectives, our executive compensation program will reward our named executive officers for the multiple responsibilities that they have met in helping us succeed in reaching our goals. We also expect that compensation for our executive officers will be less in years in which we do not achieve all of our corporate objectives. In light of the Company’s significant growth in 2010 and approval of PROVENGE for commercial sale in April, 2010 was a transition year in shifting our focus from a research and development oriented business to commercialization of PROVENGE. Our executive compensation performance objectives for the year were based solely on corporate goals which we believe most directly aligns the interests of our executive officers with our stockholders.

This Compensation Discussion and Analysis explains our executive pay program as it relates to the following named executive officers, whose compensation information is presented in the tables following this discussion in accordance with SEC rules, and whose compensation you are being asked to approve in an advisory (non-binding) vote discussed in Proposal 3 below:

Mitchell H. Gold, M.D.	President and Chief Executive Officer
Gregory T. Schiffman	Executive Vice President and Chief Financial Officer
Hans E. Bishop	Executive Vice President and Chief Operating Officer
Mark W. Frohlich, M.D.	Executive Vice President, Research and Development and Chief Medical Officer
Richard J. Ranieri	Executive Vice President, Human Resources

Role of Our Compensation Committee

Our Company’s compensation policies and practices are developed by the Compensation Committee of our Board of Directors and implemented by our Board of Directors upon the recommendation of the Compensation Committee. The Compensation Committee’s responsibility is to review and consider annually the performance of our management in achieving corporate goals and objectives and to ensure that our Company’s compensation policies and practices are competitive and effective to motivate management. The authority and responsibilities of the Compensation Committee are laid out in its charter and include:

•	taking any and all actions that have been delegated by our Board of Directors with respect to determining the compensation level of officers and employees of our Company;

•	proposing the adoption, amendment and termination of equity incentive plans, stock purchase plans, and tax-qualified profit sharing plans, and other similar programs, which we refer to as our compensation plans;

•	granting awards under and participation in our compensation plans to eligible participants; and

•	reviewing, advising and approving such other compensation matters as our Board of Directors may wish.

Our Compensation Committee met seven times in 2010. The Compensation Committee held discussions with senior management, approved compensation plan awards, reviewed and structured our corporate objectives, which are also approved by the Board of Directors and reviewed the elements and structure of our total compensation packages for 2010. In addition, in July 2010, the Compensation Committee retained Mercer (US) Inc. (“Mercer”) to conduct a new review of our compensation programs and recommend changes to align our executive pay practices to maintain a competitive market position, taking into consideration significant corporate developments during 2010 and the anticipated business and operational growth generally experienced by a biotechnology company with commercial products. The Company also utilized Mercer’s services during 2010 to provide an analysis of its equity grant practices and corporate bonus program for non-executive employees of the Company, both of which were approved by the Compensation Committee.

Role of our Compensation Consultant and Benchmarking Practices for 2010 Compensation Decisions

During November 2009, Radford Surveys and Consulting (“Radford”) conducted a survey of our compensation programs, and provided the summary of results to the Compensation Committee. The Radford report was utilized to determine the base salary and bonus structure and equity-based compensation for our executive officers at the beginning of 2010. The November 2009 specified peer group included commercialized organizations with a market capitalization range between approximately $847 million and $6.2 billion, approximately 25% to 200% to that of our Company at that time. While our Company’s market capitalization at that time was over the 75th percentile of the peer group approved in November 2009, Radford nonetheless recommended, and our Compensation Committee agreed, that the selected peer group was appropriate given our Company was still growing into its market capitalization which underwent a significant increase during 2009. The November 2009 Radford survey peer group consisted of:

•	Acorda Therapeutics, Inc.

•	Alexion Pharmaceuticals, Inc.

•	AMAG Pharmaceuticals, Inc.

•	Amylin Pharmaceuticals, Inc.

•	Auxilium Pharmaceuticals, Inc.

•	BioMarin Pharmaceutical Inc.

•	Cephalon, Inc.

•	Cubist Pharmaceuticals, Inc.

•	Illumina, Inc.

•	Isis Pharmaceuticals, Inc.

•	Medarex, Inc.

•	Myriad Genetics, Inc.

•	Onyx Pharmaceuticals, Inc.

•	OSI Pharmaceuticals, Inc.

•	Regeneron Pharmaceuticals, Inc.

•	Seattle Genetics, Inc.

•	Sepracor Inc.

•	United Therapeutics Incorporated

•	Vertex Pharmaceuticals.

Overall, the November 2009 Radford survey found that the base salary component for our executive officers going into 2010 was at the 50th percentile of the determined peer group, while the target cash bonus component for our executive officers was between the 25th and 50th percentiles. However, most of our executive officer base salaries were within 10% of the market 50th percentile, with individual exceptions. Since the Company no longer faced share constraint concerns due to its adoption of its 2009 Equity Incentive Plan, Radford recommended re-introducing stock options at the end of 2009 in addition to restricted stock awards, to balance retention through restricted stock and stockholder alignment through stock options, a recommendation the Company implemented. Radford provided a range of target grant levels between the 60th and 75th percentile levels, balancing annual equity grant values and grant levels as a percent of shares outstanding. In addition to the Radford survey results and recommendations, the Compensation Committee also considered individual responsibilities of named executive officers at our Company, anticipated growth in our company’s business and operations, and historical achievements when determining compensation structure and alignment at the beginning of 2010.

In June 2010, our Compensation Committee surveyed and reviewed the expertise of various independent compensation consultants, and in July 2010 retained Mercer to conduct a comprehensive competitive review and analysis of our executive and equity compensation programs and the total compensation of each of our named executive officers, and also certain other executive vice president-level and senior vice president-level positions in light of significant Company change and growth during the first part of the year. The Compensation Committee underwent an extensive review and discussion of the elements of the Company’s compensation program and the peer group selection was part of Mercer’s process. As part of its review, Mercer collected and analyzed competitive compensation data and compared the Company’s current compensation levels to market. Mercer also reviewed and made recommendations regarding our peer group. In October 2010 Mercer presented the results of its review to the Compensation Committee. The peer group proposed by Mercer included some of the same companies as the previous peer group established by Radford, removed some, and introduced additional companies with a market capitalization range between approximately $1.2 billion and $26.5 billion. Our Compensation Committee agreed that the peer group selected by Mercer was appropriate given our Company’s market capitalization growth during 2010 and also after considering the need to compete effectively in recruiting top talent from companies such as those comprising the peer group. The October 2010 Mercer peer group consisted of:

•	Alexion Pharmaceuticals, Inc.

•	Amylin Pharmaceuticals, Inc.

•	Auxilium Pharmaceuticals, Inc.

•	Biogen Idec Inc.

•	BioMarin Pharmaceutical Inc.

•	Celgene Corporation

•	Cephalon, Inc.

•	Cubist Pharmaceuticals, Inc.

•	Endo Pharmaceuticals Holdings Inc.

•	Genzyme Corporation

•	Human Genome Sciences, Inc.

•	King Pharmaceuticals, Inc.

•	Onyx Pharmaceuticals, Inc.

•	Salix Pharmaceuticals, Ltd.

•	United Therapeutics Incorporated

•	Vertex Pharmaceuticals.

Overall, the October 2010 Mercer review found that due to the peer group change compared to the 2009 peer group established by Radford, the average total cash compensation for our executive officers was 13% below the market median. Mercer found the base salaries to be 10% below the market median. For annual target cash bonus, our Chief Executive Officer’s target cash bonus met the 50th percentile, and the balance of the target cash bonus figures for our remaining executives were on average at the 25th percentile or lower. Mercer suggested moving these targets to be closer to the 50th percentile. The Compensation Committee considered this suggestion and determined to recommend to the full Board, which the Board subsequently approved, to update the targets for 2011. Mercer determined that the equity component for executive compensation was still within the targeted 50th and 75th percentiles.

Our Compensation Committee historically reviews a tally sheet setting forth all components of total compensation paid and payable to our executive officers, including base compensation, annual cash incentives, long-term incentives consisting of equity awards, accumulated realized and unrealized stock option and restricted stock awards, and potential change of control and severance benefits. This tally sheet is helpful because it highlights the effect of compensation decisions made over time on each executive officer’s total annual compensation. The tally sheet helps our Compensation Committee see the equity stake that each of our executive officers holds in the

Company, which is then used to review and evaluate potential equity awards in the current fiscal year. Our Compensation Committee continued the practice of reviewing a tally sheet for 2010 compensation decisions.

Role of our Management Team

We encourage appropriate involvement by our senior management team in determining our compensation practices. In general, our senior management team supports our Compensation Committee with its tasks of developing and implementing our executive compensation programs. Our management team, primarily through our human resources department, annually reviews independent compensation consultants’ survey data for comparable biotechnology companies and determines management’s recommendations for overall annual salary increases across the entire Company and compensation levels for each of our executive officers, taking into consideration factors such as individual contributions and industry and competitive considerations. Our Chief Executive Officer has historically conducted all performance evaluations for our executive vice presidents, which performance reviews factor into decisions with respect to annual cash incentive awards described below. We anticipate this practice will continue for our executive officers. Our Chief Executive Officer, Executive Vice President, General Counsel and Secretary, as well as our Executive Vice President, Human Resources regularly attend Compensation Committee meetings, and our Chief Executive Officer presents his recommendations and performance evaluation results to the Compensation Committee generally at the Compensation Committee’s November and/or December meetings.

Executive Compensation Programs Design Considerations

As mentioned above, the objective of our executive compensation programs is to attract, motivate and retain highly qualified employees, including senior executive officers, to help us achieve our business objectives. The principal components of our executive compensation program are base salary, annual cash incentives and long-term equity incentives. Our Compensation Committee determines the amounts to recommend to the Board of Directors for each compensation element for each named executive officer as a result of management recommendations, any relevant consultant recommendations and benchmarking reviews, as well as based on its review of past corporate performance and goals for future corporate performance.

We have designed the elements of our executive compensation program, and our decisions regarding the amount paid for each element, to work together to meet our overall compensation objectives. Decisions regarding each element of compensation are considered when our Compensation Committee reviews the total compensation arrangement for each executive officer and our executive officers as a group. In terms of the overall design of our executive compensation program, we generally emphasize incentive compensation components that are flexible and take into consideration our overall strategic advancement during the relevant calendar year with respect to designated corporate goals and, when applicable, individual contributions. As a result of our benchmarking activities described above, each component of our executive compensation program has been chosen to appropriately motivate and reward our executives for a company at our stage of development within the highly competitive biotechnology industry and geographic region of our operations.

Our long-term incentive program, in particular, is designed so that a significant portion of each named executive officer’s total direct compensation is delivered in the form of equity (which for 2010 consisted of both stock options and restricted stock awards) to create incentives for long-term performance and to promote alignment with stockholder interests over the relevant periods. In this way, our named executive officers will receive substantially increased compensation if our stockholders experience increased value, instead of simply receiving median salary compensation adjustments year-after-year, regardless of Company performance. In addition, based on the recommendations set forth in Mercer’s report, each of our named executive officers and other executive vice presidents received an increase in base salary and cash bonus for 2010, as well as long-term equity awards, as discussed below. We have also continued to award restricted stock awards for high-performing employees and a mix of restricted stock awards and stock options to executive officers. Under the incentive components of our executive compensation program, we focus on achievement of significant Company objectives, which are discussed in further detail below.

Impact of Company Performance on Executive Compensation

Achieving our corporate objectives is essential for the success of our business, and we place significant focus on pay for performance. We seek to encourage and reward the achievement of our corporate objectives through our incentive compensation components.

Annual cash incentive target opportunities are established each year as a percentage of base salary for each executive officer. As discussed further below, payouts for the annual cash incentive opportunities are made based on our achievement of corporate objectives. Our named executive officers earn annual cash incentive awards based on pre-established corporate objectives. These objectives may be subject to modification over the course of the year if deemed appropriate by the Compensation Committee and our Board of Directors.

Analysis of 2010 Executive Compensation Components

As discussed above, we review and compare our total compensation and each compensation element through benchmarking processes to ensure the competitiveness of both our executive compensation program as a whole and the total compensation packages for our named executive officers. The principal components for the compensation of each of our named executive officers are:

•	base salary, which is reviewed on an annual basis;

•	annual cash incentive, which is determined each year based on the achievement of Company objectives; and

•	long-term equity incentives.

Base Salary.  Base salary serves as the foundation of our executive compensation program. We pay base salary to attract and retain executives and to remain comparable with our peer companies. We establish the other key components of each named executive officer’s compensation package, including long-term equity incentives and termination payments, with reference to his or her base salary.

We establish base salaries for our named executive officers when they join our Company or upon promotion. Our Compensation Committee and Board of Directors annually review each executive officer’s base salary. When reviewing base salaries, the Compensation Committee and Board of Directors consider corporate performance and executive performance reviews for the prior year, levels of responsibility, prior experience, breadth of knowledge and competitive pay practices. Annual increases in base salary are also generally tied to market-driven annual salary increases due to Company growth or industry practices, as supported by reports from our compensation consultants’ survey data.

In setting 2010 base salaries, the Compensation Committee considered the Radford survey data and determined to recommend moderate increases in the base salary of our executive officers to maintain a market competitive position. For more information about our base salaries for 2008, 2009 and 2010, see “Executive Compensation — Summary Compensation Table” below.

Annual Cash Incentives.  As discussed above, we pay annual cash incentives to encourage and reward our named executive officers for the achievement of our corporate objectives. We believe our annual cash incentive program serves to align the interests of our named executive officers with our corporate performance, which helps to enhance stockholder value. In addition, annual cash bonuses tied to the achievement of specified corporate goals are consistent with our pay for performance philosophy. Annual cash incentive opportunities for our named executive officers for 2010 were recommended by our Compensation Committee in December 2009 to the full Board, which the Board subsequently approved, as percentages of base salary, with the exception of Messrs. Bishop and Ranieri, which were established at the time those officers joined the Company in January 2010 and April 2010, respectively, based on such officers’ title and responsibilities consistent with comparable executive officer functions within the Company and available survey data. Our named executive officers’ 2010 target cash incentive opportunities, expressed as a percentage of base salary, were: Dr. Gold, 100%; and for each of Messrs. Bishop, Ranieri, and Schiffman, and Dr. Frohlich, 45%.

These target cash incentive percentages are based on the reports obtained from our compensation consultants as to the relative competitiveness of the targets, and the expected ability of each executive officer’s responsibilities to impact corporate performance. The Compensation Committee re-evaluates these percentages annually and presents its recommendations to the full Board for any adjustments to such percentages. In December 2009, after review of the Radford report, the Compensation Committee concluded that compared to the Company’s peer group, total cash compensation of the Company’s executive officers was well below the targeted 60th to 75th percentile range. The Compensation Committee then deliberated on ways to bring the named executive officers’ total cash compensation in 2010 closer to the target range without requiring a significant up-front cash outlay and remaining aligned with the Company’s pay-for-performance philosophy. Accordingly, the Compensation Committee determined that for 2010, recommended adjustments would be made to the full Board, which the Board subsequently approved, to the target cash incentive percentages for each of our executive officers, including increasing Dr. Gold’s target percentage to 100% of base salary from 60% in 2009, and each of the other executive officers a smaller increase from 40% to 45% (or in the case of Messrs. Bishop and Ranieri, establishing a 45% target at the time they joined the Company in January 2010 and April 2010, respectively). These adjustments brought both our Chief Executive Officer and other named executive officers’ total cash compensation targets in 2010 up to the targeted 50th to 75th percentile range of the Company’s peer group based on the information provided in the Radford report.

Each year, our Compensation Committee retains the discretion to recommend to the full Board to adjust target annual cash incentive awards to take into account changes in corporate circumstances throughout the year. In 2010, the Compensation Committee did not make any such recommendations for adjustments from the initial targets established for the year. After considering the Mercer report in October 2010, the Compensation Committee did, however, determine to recommend to the full Board, which the Board subsequently approved, to increase such target cash incentive percentages for our named executive officers (other than the Chief Executive Officer) for 2011 in order to bring such targets closer to the targeted 50th percentile for those other executive officers based on the revised peer group and data provided in the Mercer report as follows: for Mr. Bishop, 65%; and for each of Messrs. Ranieri and Schiffman and Dr. Frohlich, 50%.

Our Company’s most critical goal at the start of 2010 was to achieve commercial licensure for PROVENGE, which was granted by the U.S. Food and Drug Administration (the “FDA”) on April 29, 2010. To achieve this mission and overall corporate growth to support the commercialization strategy and long-term growth initiatives, we established the following event-driven corporate objectives for 2010:

•	Goal 1: implement a successful commercial launch of PROVENGE, including receiving FDA approval for commercial sale; achieve substantial completion of the construction phase at our California and Georgia manufacturing facilities and the expansion of our New Jersey manufacturing facility consistent with operational plans; achieve willingness to prescribe PROVENGE from a target audience of large urology/oncology accounts measured by baseline results; obtain positive experience from physicians prescribing PROVENGE; obtain significant Medicare Administrative Contractor (“MAC”) coverage within the first three months of FDA approval; and meet personnel staffing requirements to support the commercial launch of PROVENGE (a weighting of 50%);

•	Goal 2: obtain 100% product manufacturing compliance; maintain no material compliance deviations; and maintain product failure rate in the commercial setting consistent with that experienced in the pre-commercial environment (a weighting of 20%);

•	Goal 3: meet minimum specified revenue targets and not exceed internally defined cash expenditures (a weighting of 20%); and

•	Goal 4: file an Investigational New Drug Application (“IND”) for DN24-02 (an investigational product targeting the HER2/neu antigen) by 2010 year end (a weighting of 10%).

For 2010, we achieved or exceeded each of these goals with the exception of goal 3, and our Compensation Committee recommended a 106% payout of the annual cash incentive target opportunities for Drs. Gold and Frohlich and Messrs. Schiffman, Bishop and Ranieri (based on a 106% averaged achievement of the above goals: 120% achievement of goal 1, due to the inclusion of PROVENGE in the National Comprehensive Cancer Network (“NCCN”) guidelines, positive results from the Centers for Medicare and Medicaid Services (“CMS”) review of coverage of PROVENGE conducted by the Medicare Evidence Development & Coverage Advisory Committee (“MEDCAC”) panel; 100% achievement of goal 2; 80% of goal 3, as it was partially met; and 100% achievement of goal 4), which recommendation our Board of Directors approved.

Long-Term Equity Incentives.  We provide long-term equity incentive opportunities to our named executive officers to align senior executive compensation with our stockholders’ ownership interests, and to motivate our named executive officers to work to achieve specific operating goals that will generate stockholder value. By generating additional stockholder value, our named executive officers will also create equity rewards for themselves that bring their total compensation to competitive levels.

Our long-term incentive program for our named executive officers consists of stock options and restricted stock grants primarily granted pursuant to our 2009 Equity Incentive Plan. Our long-term incentive program also consists of the opportunity to purchase Common Stock through our 2000 Employee Stock Purchase Plan, in which our named executive officers participate on the same basis as all Company employees.

Our Compensation Committee has historically granted a mix of stock options and restricted stock as equity awards for both incentive and retention purposes under our stock plans. Stock options and restricted stock granted to our named executive officers under the stock plans generally vest over a four-year period, which time-based vesting encourages our executives to remain employed by us. We also believe in the inherent performance nature of options, as the value of the stock option to the executive will increase based on goal achievement that causes market appreciation of our Common Stock. We also believe that performance-based restricted stock grants allow us to target specific performance targets and reward named executive officers if those targets are met. Finally, we believe that time-based restricted stock grants serve as a strong retention vehicle. Through stock option and restricted stock grants, executives and other employees receive significant equity as an incentive to assist us in building long-term stockholder value.

We generally make incentive equity awards during December and January each year. Additionally, in the event that an executive officer or a designated key employee is hired during the year, a grant is generally made at the time of his or her commencement of employment. When making annual equity awards for 2010 at year-end, the Compensation Committee utilized the Mercer report in determining the appropriate value levels for executive officer grants, and then proceeded to agree on award amounts with a target dollar value for each named executive officer, and this award value was converted to the number of shares underlying the equity grants, which consisted of stock options and restricted stock. Our Compensation Committee may consider the number of outstanding options, both vested and unvested, and also prior restricted stock awards, both vested and unvested, held by our named executive officers when awarding new grants, which consideration may cause the Compensation Committee to increase or decrease the size of the grant.

For performance in 2010 and in consideration of the Company’s compensation program philosophy entering 2011, the Compensation Committee approved stock options and restricted stock awards in December 2010, which were granted in December 2010 and January 2011, respectively, as long term equity incentives. The number of shares subject to each award to the named executive officers was determined after considering the October 2010 Mercer report regarding the competitiveness of our equity compensation practices, and, specifically, considering the recommendation that our Company’s equity awards be within the 50th to 75th target percentile when compared to our specified peer group. In December 2010, our Board of Directors approved the Compensation Committee’s recommendation to make the following time-based equity grants to our named executive officers:

•	to Dr. Gold, 56,101 shares of restricted stock and 107,066 stock options;

•	to Mr. Bishop, 28,051 shares of restricted stock and 53,533 stock options; and

•	to each of Dr. Frohlich, Mr. Ranieri, and Mr. Schiffman, 21,038 shares of restricted stock and 40,150 stock options.

The shares of restricted stock awarded to each of our named executive officers at 2010 year-end were granted on January 20, 2011, which was the third Thursday in January, pursuant to Company policy, and vest over a four-year period beginning on the grant date with 25% of the award vesting on the first anniversary of the grant date, and the remaining shares then vesting quarterly over the next three years. The stock options awarded to each of our named executive officers were granted on December 7, 2010, have a term of ten years and vest over a four-year period beginning on the grant date with 25% of the award vesting on the first anniversary of the grant date, and the remaining shares then vesting monthly over the next three years. The Compensation Committee has historically primarily awarded annual grants subject to time-vesting requirements only. However, in December 2010, in addition to the regular restricted stock and stock option awards described above, the Board approved a grant of special performance-based restricted stock awards to each of the Company’s executive officers from a pre-determined total value pool, which vest only upon the achievement of certain Company internal financial goals in 2011. These internal financial performance goals were intentionally set by the Board at a high level and are expected to be challenging for the Company to achieve in 2011. On December 7, 2010, performance-based restricted stock awards were granted as follows: for Dr. Gold, 35,000 shares, for Mr. Bishop, 27,000 shares, and for each of Dr. Frohlich and for Messrs. Ranieri and Schiffman, 10,000 shares.

Perquisites and Other Elements of Compensation.  We generally do not provide significant perquisites to our named executive officers. In 2010, we paid for executive disability insurance premiums for each of Drs. Gold and Frohlich, and Messrs. Bishop, Ranieri and Schiffman. Our $4,000 matching 401(k) plan contribution was available to all our employees.

Employment Agreements

We have employment agreements with each of our named executive officers, which we refer to as our executive employment agreements. In April 2010, as part of our ongoing evaluation of our compensation agreements, we approved an amended form of executive employment agreement. The amended employment agreements generally made certain clarifying changes to definitions and otherwise updated the agreements, but did not provide for increased monetary or severance benefits. Each of our named executive officers is employed on an at-will basis without a specified term. Each of our executive employment agreements contains restrictive covenants that will apply following the executive’s termination of employment as follows:

•	our Chief Executive Officer is subject to a one-year non-competition covenant;

•	each of our executive vice president and senior vice presidents is subject to a nine-month non-competition covenant; and

•	each of our senior executives is subject to a one-year post-termination non-solicitation covenant.

For more information about our executive employment agreements, see “Executive Compensation — Summary of Executive Employment Agreements and Compensatory Terms” below.

Post-Termination Compensation and Benefits

The executive employment agreements also provide for certain post-termination payments and benefits as follows:

•	Severance generally

Upon termination without cause or resignation for good reason, our executive vice presidents and senior vice presidents will receive a lump-sum payment equal to 75% of their base salary and 75% of the target annual cash incentive award identified for the relevant year, and our chief executive officer will receive a lump-sum payment equal to 100% of his base salary for the relevant year and 100% of the target annual cash incentive award identified for the relevant year. In addition, each executive will receive full acceleration of all stock options and restricted stock awards held by him or her, will be entitled to payment for continued health benefits coverage by us for up to 18 months, and will receive up to $10,000 for moving expenses or outplacement services.

Upon termination for cause or voluntary termination by an executive, we will not pay any additional benefits other than for accrued and unpaid salary and vacation.

•	Severance payable within 12 months following a change of control

In the event of termination without cause or for good reason, our executive vice presidents and senior vice presidents will receive a lump-sum payment equal to 150% of their base salary and 100% of the target annual cash incentive award identified for the relevant year, and our chief executive officer and chief operating officer will receive a lump-sum payment equal to 200% of his base salary and 100% of the target annual cash incentive award identified for the relevant year. In addition, each executive will receive full acceleration of all stock options and restricted stock awards held by him or her, will be entitled to payment for continued health benefits coverage by us for up to 18 months, and will receive up to $10,000 for moving expenses or outplacement services.

•	Severance payable in the event of other terminations (death or disability)

Upon death, a named executive officer’s beneficiary will continue to receive the executive’s annual base salary up to the earlier of six months or the commencement of death benefits, and the stock options and restricted stock awards held by the executive will be subject to full acceleration.

Upon disability, a named executive officer will receive a cash lump sum in an amount equal to half of the executive’s annual base salary, and the executive will receive full acceleration of all stock options and restricted stock awards held by him or her.

•	No tax gross up benefits

None of our executive employment agreements includes a gross-up for excise taxes that would be payable by an executive on benefits in excess of the amount permitted under Section 280G of the Internal Revenue Code of 1986. The executive employment agreements provide that we will either pay the entire severance amount to the named executive officer, who will then be subject to and responsible for the excise tax, or we will reduce the severance to be paid to an amount low enough to avoid the tax to the executive, whichever alternative is the better result for the executive.

For more information about our new executive employment agreements, see “Executive Compensation — Summary of Executive Employment Agreements and Compensatory Terms” below. In reviewing and evaluating the compensation and benefits payable under these arrangements as effective during 2009 and as updated in April 2010, the members of our Compensation Committee relied on their knowledge of similar post-termination arrangements for other companies with which the members were affiliated or familiar. For more information about our post-termination compensation and benefits, see “Executive Compensation — Potential Payments Upon Termination” below.

Stock Ownership and Retention Guidelines

We have not adopted stock ownership or equity retention guidelines for our named executive officers. To date, our compensation programs have been heavily weighted toward long-term equity incentives, and each of our named executive officers has a sizable equity interest in the Company, which equity interest consists of both stock options exercisable for shares of Common Stock and also restricted Common Stock. Accordingly, the Compensation Committee has not determined that ownership or equity retention guidelines are necessary at this time. We may consider adopting equity ownership guidelines in the future if we determine it is appropriate and in the best interests of our Company and our stockholders.

Tax and Regulatory Considerations

Section 162(m) of the Internal Revenue Code limits us to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain executive officers in a taxable year. Compensation above $1 million may be deducted if it is performance-based compensation within the meaning of the Internal Revenue Code. Our Compensation Committee’s policy with respect to Section 162(m) is to try and preserve the deductibility of compensation payable to our named executive officers, although deductibility is only one among a number of factors considered in determining appropriate levels or means of compensation for these officers.

Our Compensation Committee has determined that stock options granted under the 2000 Equity Incentive Plan (terminated as of February 28, 2010), 2009 Equity Plan and the 2002 Equity Plan with an exercise price at least equal to the closing price of our Common Stock on the NASDAQ Global Market on the grant date will be treated as performance-based compensation upon approval by the Compensation Committee.

Section 409A of the Internal Revenue Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of that statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees to accelerated income tax liabilities and penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees, including our named executive officers, so that they are either exempt from, or satisfy the requirements of, Section 409A.

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and contained within this proxy statement with management and, based on such review and discussions, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

From the members of the Compensation Committee of the Board of Directors,

Gerardo Canet (Chair)
Susan B. Bayh
Bogdan Dziurzynski, D.P.A.
Pedro Granadillo

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes the total compensation earned during 2008, 2009 and 2010 by our principal executive officer, principal financial officer and our three other most highly-paid executive officers during 2010. We refer to these officers collectively as our named executive officers. The named executive officers were determined by us as of December 31, 2010.

			Stock	Option	Non-Equity	All Other
Name and		Salary	Awards	Awards	Incentive Plan	Compensation	Total
Principal Position	Year	($)	($)(1)(2)	($)(1)	Compensation(3)	($)(4)	($)

Mitchell H. Gold, M.D.,	2010	$630,000	$1,606,500	$2,343,199	$668,000	$6,674	$5,254,373
President and Chief	2009	550,000	806,750	2,045,695	387,750	17,218	3,807,413
Executive Officer	2008	500,000	595,420	—	212,500	13,536	1,321,456
Gregory T. Schiffman,	2010	416,000	535,500	878,704	198,500	8,598	2,037,302
Executive Vice President	2009	374,400	391,850	681,897	175,968	7,032	1,631,147
and Chief Financial Officer	2008	360,000	208,097	—	122,400	5,032	695,529
Hans E. Bishop,	2010	448,600	3,047,000	1,171,598	215,000	46,918	4,929,116
Executive Vice President	2009	—	—	—	—	—	—
and Chief Operating Officer	2008	—	—	—	—	—	—
Mark W. Frohlich, M.D.,	2010	360,000	642,600	878,704	171,700	7,794	2,060,798
Executive Vice President, Research	2009	336,000	391,850	818,278	157,290	6,513	1,709,931
and Development and Chief Medical Officer	2008	300,000	138,727	—	96,000	4,436	539,163

Richard J. Ranieri(5),	2010	246,800	1,892,100	2,509,579	170,000	128,831	4,947,310
Executive Vice President,	2009	—	—	—	—	—	—
Human Resources	2008	—	—	—	—	—	—

(1)	The compensation cost represents the aggregate fair value on the grant date, as determined in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification (ASC) 718 using the BSM option pricing model. For more information about the methodology used in determining the grant date fair value, see Note 11 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010. These columns include the value of the awards granted during the relevant calendar year.

(2)	In December 2010, we granted restricted stock awards with certain performance conditions to executives. The awards granted to the named executive officers will fully vest in the event certain financial performance goals are met in 2011. In accordance with Financial Accounting Standards Board’s Accounting Standards Codification (ASC) 718, we have considered whether achievement of the performance conditions is probable and recorded compensation expense based upon this assessment. As of December 31, 2010, a zero value had been assigned to the restricted stock awards. If achievement of the performance conditions were considered to have been probable at the date of grant, the following values would have been assigned to the restricted stock awards as of such date: Dr. Gold, $1,307,600; Mr. Schiffman, $373,600; Mr. Bishop, $1,008,720; Dr. Frohlich, $373,600; and Mr. Ranieri, $373,600.

(3)	Amounts shown reflect the named executive officers’ annual cash incentive payouts for 2010 performance, as further discussed above under “Compensation Discussion and Analysis.” These amounts were recommended by the Compensation Committee and approved by our Board of Directors at its December 1, 2010 meeting and were paid in January 2011.

(4)	Amounts shown include:

		401(k)	Insurance	Executive
		Employer Match	Premiums	Memberships	Miscellaneous	Total
Name	Year	($)	($)(i)	($)(ii)	($)(iii)	($)

M. Gold, M.D.	2010	$4,000	$1,699	$—	$975	$6,674
	2009	4,000	1,021	7,379	4,818	17,218
	2008	2,000	1,607	8,897	1,032	13,536
G. Schiffman	2010	4,000	2,922	—	1,676	8,598
	2009	4,000	1,927	—	1,105	7,032
	2008	2,000	3,032	—	—	5,032
H. Bishop	2010	4,000	1,922	—	40,996	46,918
	2009	—	—	—	—	—
	2008	—	—	—	—	—
M. Frohlich, M.D.	2010	4,000	2,411	—	1,383	7,794
	2009	4,000	1,597	—	916	6,513
	2008	2,000	2,436	—	—	4,436
R. Ranieri	2010	4,000	—	—	124,831	128,831
	2009	—	—	—	—	—
	2008	—	—	—	—	—

(i)	Consists of executive disability insurance premiums.

(ii)	Consists of health and non-health club memberships. We discontinued the practice of paying for these memberships in 2010.

(iii)	For Mr. Bishop and Mr. Ranieri, consists of 2010 relocation assistance and other incidental benefits.

(5)	Mr. Ranieri joined us during April 2010.

2010 Grants of Plan-Based Awards Table(1)

			Estimated
			Future		All Other		All Other
			Payouts		Stock		Option
			Under		Awards:		Awards:		Exercise	Grant Date
			Equity		Number		Number of		or Base	Fair Value
		Date of	Incentive		of Shares		Securities		Price of	of Stock
		Board	Awards		of Stock		Underlying		Option	and Options
	Grant	Action	(Target)		or Units		Options		Awards	Awards
Name	Date	(2)	(#)		(#)		(#)		($/Sh)	($)

Mitchell H. Gold, M.D.	12/7/10	12/07/10	—		—		107,066	(3)	$37.36	$2,343,199
	12/7/10	12/07/10	35,000	(4)	—		—		—	0
	1/21/10	12/07/09	—		56,250	(5)	—		—	1,606,500
Gregory T. Schiffman	12/7/10	12/07/10	—		—		40,150	(3)	37.36	878,704
	12/7/10	12/07/10	10,000	(4)	—		—		—	0
	1/21/10	12/07/09	—		18,750	(5)	—		—	535,500
Hans E. Bishop	12/7/10	12/07/10	—		—		53,533	(3)	37.36	1,171,598
	12/7/10	12/07/10	27,000	(4)	—		—		—	0
	1/29/10	11/4/09	—		10,000	(6)	—		—	277,000
	1/29/10	11/4/09	—		100,000	(7)	—		—	2,770,000
Mark W. Frohlich, M.D.	12/7/10	12/07/10	—		—		40,150	(3)	37.36	878,704
	12/7/10	12/07/10	10,000	(4)	—		—		—	0
	1/21/10	12/07/09	—		22,500	(5)	—		—	642,600
Richard J. Ranieri	4/30/10	4/14/10	—		—		50,000	(8)	54.06	1,630,875
	12/7/10	12/07/10	—		—		40,150	(3)	37.36	878,704
	4/30/10	4/14/10	—		35,000	(9)	—		—	1,892,100
	12/7/10	12/07/10	10,000	(4)	—		—		—	0

(1)	All awards listed were granted under our 2009 Equity Incentive Plan.

(2)	For most equity awards, our Compensation Committee recommends a grant, pursuant to the terms of the compensation plan, to be approved and granted by our Board of Directors as of the close of the market on the date of action by the Board of Directors. However, for annual grants of restricted stock to our named executive officers, the Compensation Committee has established a practice of setting the third Thursday of January as the actual grant date for these awards, which are recommended at the last meeting of the Compensation Committee during the applicable year, and approved by the Board of Directors, before the relevant year-end.

(3)	These time-based stock option grants vest as to 25% of the total number of shares on December 7, 2011 and thereafter at a rate of 1/36th monthly thereafter.

(4)	In December 2010, we granted restricted stock awards with certain performance conditions to executives. The awards granted to the named executive officers will fully vest in the event certain financial performance goals are met in 2011. In accordance with Financial Accounting Standards Board’s Accounting Standards Codification (ASC) 718, we have considered whether achievement of the performance condition is probable and recorded compensation expense based upon our assessment. As of December 31, 2010, a zero value had been assigned to the restricted stock awards. If achievement of the performance conditions were considered to have been probable at the date of grant, the following values would have been assigned to the restricted stock awards as of the date of grant: Dr. Gold, $1,307,600; Mr. Schiffman, $373,600; Mr. Bishop, $1,008,720; Dr. Frohlich, $373,600; and Mr. Ranieri, $373,600.

(5)	These time-based shares of restricted stock vest as to 25% of the total number of shares on January 21, 2011 and thereafter at a rate of 6.25% of the total number of remaining shares in equal quarterly installments.

(6)	This new hire service-based stock award granted January 29, 2010 vested 100% on the first year anniversary.

(7)	These new hire service-based stock awards granted January 29, 2010 vest at a rate of 25% on the first year anniversary and 1/36th monthly thereafter, assuming continued employment.

(8)	These new hire service-based stock options granted April 30, 2010 vest at a rate of 25% on the first year anniversary and 1/36th monthly thereafter, assuming continued employment.

(9)	These new hire service-based stock awards granted April 30, 2010 vest at a rate of 25% on the first year anniversary and 1/36th monthly thereafter, assuming continued employment.

Treatment of stock options and restricted stock awards upon an executive’s termination of employment under various scenarios are summarized under “Executive Compensation — Potential Payments Upon Termination” below.

Summary of Executive Employment Agreements and Compensatory Terms

In April 2010, as part of our ongoing evaluation of our compensation agreements, we entered into an amended form of executive employment agreement with each of our named executive officers. The executive employment agreements provided for annual base salaries for calendar year 2010 as follows: Dr. Gold, $630,000; Mr. Bishop, $450,000; Dr. Frohlich, $360,000; and Mr. Schiffman, $416,000. We entered into an executive employment agreement with Mr. Ranieri during June 2010 which provided for an annual base salary of $350,000. Under these agreements, if performance targets set in advance by the Board of Directors were met, each executive was eligible under his employment agreement for an annual cash incentive award, as determined by the Board, of up to 100% of base salary for Dr. Gold, and up to 45% of base salary for each Messrs. Bishop, Ranieri, and Schiffman, and for Dr. Frohlich. For 2011 compensation, the Board determined to increase these target amounts (other than for Dr. Gold, which was maintained at 100%) as follows: for Mr. Bishop, 65%; and for each of Messrs. Ranieri and Schiffman and Dr. Frohlich, 50%.

Our executive employment agreements have no specified term, and the employment relationship may be terminated by the executive officers or by us at any time. If we terminate the named executive officer’s employment without cause, or if the named executive officer resigns for good reason, the named executive officer will be entitled to severance payments as detailed under the section heading “Executive Compensation — Potential Payments

Upon Termination.” As defined in the executive employment agreements, a named executive officer is entitled to “good reason” resignation upon the occurrence of the following:

•	the alteration of the named executive officer’s duties, responsibilities or title resulting in a significant diminution of position, duties, responsibilities or status with our Company or certain changes in the executive’s direct report, or the reduction of the named executive officer’s base salary, unless the base salaries of all other employees of our Company at the same level or above are proportionately reduced and the reduction does not exceed 10% of the employee’s base salary;

•	the permanent transfer or assignment to any location that is more than fifty (50) miles from the location of the named executive officer’s current principal office of employment; or

•	the Company materially breaches its obligations under the employment agreement.

As defined in each executive employment agreement, during the 12-month period following a change in control, in lieu of the above, a named executive officer is entitled to “good reason” resignation upon the occurrence of the following:

•	a material adverse change in the named executive officer’s duties, responsibilities or title as in effect at any time within one year prior to the change in control or any time thereafter, or the assignment to the named executive officer of any duties or responsibilities which are inconsistent with such named executive officer’s duties, responsibilities or title as in effect at any time within one year prior to the date of the change in control or thereafter;

•	a material reduction in annual salary or target annual bonus opportunity as in effect at any time within one year prior to the change in control or any time thereafter;

•	the permanent transfer or assignment to any location that is more than fifty (50) miles from the location of the named executive officer’s current principal office of employment prior to the change in control;

•	the Company’s failure to provide the named executive officer with compensation and benefits, in the aggregate, at least equal to those provided for under a material employee benefit plan in which the named executive officer was participating at any time within one year prior to the change in control or thereafter;

•	the Company materially breaches its obligations under the executive employment agreement, terminates the executive for “cause” which does not comply with the terms of the executive employment agreement; or a successor does not agree to assume and perform the executive employment agreement.

Each executive employment agreement requires the named executive officer not to compete with us after termination of employment for a period of one year for Dr. Gold, and nine months for our other named executive officers, and provides for a one-year post-termination non-solicitation obligation for each of the named executive officers.

Outstanding Equity Awards at 2010 Fiscal Year-End Table

The table below summarizes the named executive officers’ equity awards that were unvested or unexercised, as applicable, as of December 31, 2010 and the market or payout value as of such date.

	Option Awards					Stock Awards
									Equity	Equity
									Incentive Plan	Incentive Plan
									Awards:	Awards:
								Market	Number of	Market or
	Number of	Number of				Number of		Value of	Unearned	Payout Value of
	Securities	Securities				Shares or		Shares or	Shares, Units	Unearned
	Underlying	Underlying				Units of		Units of	or Other	Shares, Units or
	Unexercised	Unexercised		Option		Stock That		Stock	Rights That	Other Rights
	Options	Options		Exercise	Option	Have Not		That Have	Have Not	That Have Not
	(#)	(#)		Price	Expiration	Vested		Not Vested	Vested	Vested
Name	Exercisable	Unexercisable		($)(1)	Date	(#)		($)	(#)	($)

Mitchell H. Gold, M.D.	12,500	—		4.41	12/06/2016	—		—	—	—
	31,060	46,590	(2)	4.90	12/05/2017	—		—	—	—
	28,125	84,375	(3)	26.64	12/08/2019	—		—	—	—
	—	107,066	(4)	37.36	12/07/2020	—		—	—	—
	—	—		—	—	2,344	(5)	81,852	—	—
	—	—		—	—	29,119	(6)	1,016,835	—	—
	—	—		—	—	98,437	(7)	3,437,420	—	—
	—	—		—	—	56,250	(8)	1,964,250	—	—
	—	—		—	—	—		—	35,000 (9)	1,222,200
Gregory T. Schiffman	8,141	16,283	(2)	4.90	12/05/2017	—		—	—	—
	7,878	29,622	(3)	26.64	12/08/2019	—		—	—	—
	—	40,150	(4)	37.36	12/07/2020	—		—	—	—
	—	—		—	—	10,177	(6)	355,381	—	—
	—	—		—	—	47,812	(7)	1,669,595	—	—
	—	—		—	—	18,750	(8)	654,750	—	—
	—	—		—	—	—		—	10,000 (9)	349,200
Hans E. Bishop	—	53,533	(4)	37.36	12/07/2020	—		—	—	—
	—	—		—	—	10,000	(10)	349,200	—	—
	—	—		—	—	100,000	(11)	3,492,000
	—	—		—	—	—		—	27,000 (9)	942,840
Mark W. Frohlich, M.D.	12,894	—		5.88	08/01/2015	—		—	—	—
	253	—		4.52	03/16/2016	—		—	—	—
	3,436	—		4.41	12/06/2016	—		—	—	—
	8,702	10,855	(2)	4.90	12/05/2017	—		—	—	—
	11,250	33,750	(3)	26.64	12/08/2019	—		—	—	—
	—	40,150	(4)	37.36	12/07/2020	—		—	—	—
	—	—		—	—	469	(5)	16,377	—	—
	—	—		—	—	6,784	(6)	236,897	—	—
	—	—		—	—	47,812	(7)	1,669,595	—	—
	—	—		—	—	22,500	(8)	785,700	—	—
	—	—		—	—	—		—	10,000 (9)	349,200
Richard J. Ranieri	—	50,000	(12)	54.06	04/30/2020	—		—	—	—
	—	40,150	(4)	37.36	12/07/2020	—		—	—	—
	—	—		—	—	35,000	(13)	1,222,200	—	—
	—	—		—	—	—		—	10,000 (9)	349,200

(1)	Closing price on the NASDAQ Global Market on the date of grant.

(2)	Service-based stock options granted January 18, 2007 vest at a rate of 25% on the first year anniversary and 1/36th monthly thereafter, assuming continued employment.

(3)	Service-based stock options granted December 8, 2009 vest at a rate of 25% on the first year anniversary and 1/36th monthly thereafter, assuming continued employment.

(4)	Service-based stock options granted December 7, 2010 vest at a rate of 25% on the first year anniversary and 1/36th monthly thereafter, assuming continued employment.

(5)	Service-based restricted stock awards granted January 18, 2007 vest at a rate of 25% on the first year anniversary and 6.25% quarterly thereafter, assuming continued employment.

(6)	Service-based restricted stock awards granted January 17, 2008 vest at a rate of 25% on the first year anniversary and 6.25% quarterly thereafter, assuming continued employment.

(7)	Service-based restricted stock awards granted January 15, 2009 vest at a rate of 25% on the first year anniversary and 6.25% quarterly thereafter, assuming continued employment.

(8)	Service-based restricted stock awards granted January 21, 2010 vest at a rate of 25% on the first year anniversary and 6.25% quarterly thereafter, assuming continued employment.

(9)	Performance-based restricted stock awards granted December 7, 2010 are scheduled to vest on December 7, 2011, in the event certain financial performance goals are met in 2011 and assuming continued employment.

(10)	Mr. Bishop’s new hire service-based restricted stock award granted January 29, 2010 vested 100% on the first year anniversary thereof.

(11)	Mr. Bishop’s new hire service-based restricted stock awards granted January 29, 2010 vest at a rate of 25% on the first year anniversary and 1/36th monthly thereafter, assuming continued employment.

(12)	Mr. Ranieri’s new hire service-based stock options granted April 30, 2010 vest at a rate of 25% on the first year anniversary and 1/36th monthly thereafter, assuming continued employment.

(13)	Mr. Ranieri’s new hire service-based restricted stock award granted April 30, 2010 vests at a rate of 25% on the first year anniversary and 1/36th monthly thereafter, assuming continued employment.

2010 Option Exercises and Stock Vested Table

The following table provides information regarding stock options exercised by, and restricted stock awards vested for, our named executive officers during 2010.

	Option Awards		Stock Awards
	Number of Shares	Value	Number of	Value
	Acquired on	Realized on	Shares Acquired	Realized on
	Exercise	Exercise	on Vesting	Vesting
Name	(#)	($)	(#)(1)	($)(2)

Mitchell H. Gold, M.D.	270,625	$11,588,724	292,749	$12,729,325
Gregory T. Schiffman	40,708	1,027,063	129,079	5,090,711
Hans E. Bishop	—	—	—	—
Mark W. Frohlich, M.D.	37,671	1,235,865	81,115	3,280,610
Richard J. Ranieri	—	—	—	—

(1)	This represents the vesting of restricted stock awards previously granted.

(2)	Computed based on the closing market price of our Common Stock on the date of vesting multiplied by the number of shares vested.

Potential Payments Upon Termination or Change-in-Control

The amounts shown in the tables below assume that the noted triggering event occurred on December 31, 2010. Other relevant assumptions and explanations are provided in the footnotes following the tables. The amounts shown reflect only the additional payments or benefits that a named executive officer would have received upon the occurrence of the respective triggering events listed below; they do not include the value of payments or benefits that would have been earned, or any amounts associated with equity awards that would have vested absent the triggering event.

Potential Payments on Termination (Without Cause or Following Change-in-Control)
As of Year Ended December 31, 2010(1)

	Termination Without Cause or
	Resignation for Good Reason(2)				Termination Following Change-in-Control(3)
			Estimated				Estimated
		Estimated	Value of			Estimated	Value of
		Value of	Accelerated			Value of	Accelerated
		Continued	Stock			Continued	Stock
		Health Care	Options and			Health Care	Options and
		Benefits and	Restricted			Benefits and	Restricted
	Cash	Outplacement	Stock		Cash	Outplacement	Stock
	Payments	Assistance	Awards	Total	Payments	Assistance	Awards	Total
Name of Executive Officer	($)(4)	($)(5)	($)(6)	($)	($)(7)	($)(5)	($)(6)	($)

Mitchell H. Gold, M.D.	$1,570,000	$37,400	$4,027,800	$5,635,200	$2,355,000	$37,400	$4,027,800	$6,420,200
Gregory T. Schiffman	491,625	28,000	1,489,000	2,008,625	874,000	28,000	1,489,000	2,391,000
Hans E. Bishop	649,700	28,000	2,454,900	3,132,600	1,391,250	28,000	2,454,900	3,874,150
Mark W. Frohlich, M.D.	506,250	37,400	1,558,600	2,102,250	900,000	37,400	1,558,600	2,496,000
Richard J. Ranieri	450,000	18,000	3,023,200	3,491,200	800,000	18,000	3,023,200	3,841,200

(1)	All references to base salary and annual target bonus refer to the amounts described above under “Summary of Executive Employment Agreements and Compensatory Terms” as in effect as of December 31, 2010

(2)	If we terminated the executive without cause, or the executive resigned for good reason as defined in his executive employment agreement, the executive would have been entitled to receive the compensation as shown in the table.

(3)	If we terminated the executive’s employment without cause, or if the executive resigned for good reason as defined in his executive employment agreement, in either case within twelve months following a change of control, then the executive would have been entitled to receive in lieu of other termination compensation the amounts listed as shown in the table, plus any accrued but not yet paid salary, and the cash value of accrued vacation benefits.

(4)	Cash payments to Dr. Gold consist of a lump sum severance payment in an amount equal to 100% of his then current base salary and 100% of the target annual bonus payable for the then calendar year. Cash payments to Mr. Schiffman, Mr. Bishop, Dr. Frohlich and Mr. Ranieri consist of a lump sum severance payment in an amount equal to 75% of their then current base salary and 75% of the amount of the target annual bonus payable for the then calendar year.

(5)	The estimated value of continued benefits and outplacement assistance provided to Drs. Gold and Frohlich and Mr. Schiffman, Mr. Bishop and Mr. Ranieri consists of up to $10,000 for outplacement services, and continuation of all health benefits in effect on the termination date for a period of up to 18 months.

(6)	Estimated value of accelerated vesting of stock options and restricted stock awards held by Drs. Gold and Frohlich and Mr. Schiffman, Mr. Bishop and Mr. Ranieri represents the unamortized expense as calculated in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification (ASC) 718.

(7)	Cash payments to Dr. Gold and Mr. Bishop consist of a lump sum severance payment in an amount equal to 200% of their then current base salary and 100% of the target annual bonus payable for the then calendar year. Cash payments to Dr. Frohlich, Mr. Schiffman and Mr. Ranieri consist of a lump sum severance payment in an amount equal to 150% of their then current base salary and 100% of the amount of the target annual bonus payable for the current calendar year.

Potential Payments on Disability or Death
As of Year Ended December 31, 2010

	Disability(1)				Death(2)
			Estimated			Estimated
			Value of			Value of
			Accelerated			Accelerated
		Estimated	Stock			Stock
		Value of	Options and			Options and
		Continued	Restricted			Restricted
	Cash	Benefits/	Stock		Cash	Stock
	Payments	Perquisites	Awards	Total	Payments	Awards	Total
Name of Executive Officer	($)	($)	($)	($)	($)	($)	($)

Mitchell H. Gold, M.D.	$392,500	$27,400	$4,027,800	$4,447,700	$392,500	$4,027,800	$4,420,300
Gregory T. Schiffman	218,500	18,000	1,489,000	1,725,500	218,500	1,489,000	1,707,500
Hans E. Bishop	262,500	18,000	2,454,900	2,735,400	262,500	2,454,900	2,717,400
Mark W. Frohlich, M.D.	225,000	27,400	1,558,600	1,811,000	225,000	1,558,600	1,783,600
Richard J. Ranieri	200,000	8,000	3,023,200	3,231,200	200,000	3,023,200	3,223,200

(1)	In the event the executive becomes physically or mentally disabled such that he is unable to perform his duties for a period of three consecutive months as determined by a medical professional, we may terminate the executive’s employment, unless otherwise prohibited by law. In the event of termination due to disability, we make a one-time cash lump sum payment equal to one-half of the executive’s base salary and we will fully accelerate vesting of any and all unvested stock options and restricted stock grants held by the executive.

(2)	An executive’s employment will terminate automatically upon death. We will continue to pay the executive’s base salary to his stated beneficiary until the earlier of six months from the termination date or the commencement of death benefits under any existing group life insurance plan of our Company, and we will fully accelerate vesting of any and all unvested stock options and restricted stock grants held by the executive.

RELATED PARTY TRANSACTIONS

We have entered into indemnity agreements with our directors, executive officers and other members of senior management that provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings in which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the full extent permitted under Delaware law and our Amended and Restated Bylaws.

As set forth in the Audit Committee Charter, unless submitted to another comparable independent body of the Board of Directors, as and to the extent required under applicable federal securities laws and related rules and regulations and/or NASDAQ listing standards, our Audit Committee is responsible for reviewing and approving, in advance, all related party transactions. Related parties include any of our directors or executive officers and their immediate family members as well as significant stockholders of the Company. To identify any related party transactions, each year, we submit and require our directors and officers to complete Director and Officer Questionnaires identifying any transactions with us in which the executive officer or director or their family members has an interest. We review related party transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, with our interests. In addition, our Corporate Governance Committee determines, on an annual basis, which members of our Board of Directors meet the definition of an independent director as defined in NASDAQ’s Marketplace Rules. Our Corporate Governance Committee reviews and discusses any relationships with directors that would potentially interfere with his or her exercise of independent judgment in carrying out the responsibilities of a director. Finally, our Code of Business Conduct, also available on our investor relations website, establishes the corporate standards of behavior for all our employees, officers, and directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of April 22, 2011, based on 145,812,541 shares outstanding as of that date, by (1) each person or group who is known to the Company to be the beneficial owner of more than 5% of the Company’s outstanding Common Stock, (2) each director of the Company, (3) each executive officer named in the Summary Compensation Table under “Executive Compensation”, and (4) all of the Company’s directors and executive officers as a group.

	Beneficial Ownership
	Shares	Shares	Total	Percentage
	Beneficially	Acquirable	Beneficial	Beneficially
Name and Address(1)	Owned	Within 60 Days(2)	Ownership	Owned

S.A.C. Capital Advisors(3)	7,594,929	150,000	7,744,929	5.31%
72 Cummings Point Rd,
Stamford, CT 06902
BlackRock, Inc.(4)	9,070,010	—	9,070,010	6.22%
40 East 52(nd) St.
New York, NY 10022
PRIMECAP Management Company(5)	7,544,649	—	7,544,649	5.17%
225 South Lake Ave., #400
Pasadena, CA 91101
Mitchell H. Gold, M.D.	65,996	71,043	137,039	*
Gregory T. Schiffman	132,770	28,100	160,870	*
Hans E. Bishop	32,021	—	32,021	*
Mark W. Frohlich, M.D.	114,740	47,589	162,329	*
Richard J. Ranieri	8,750	13,542	22,292	*
Susan B. Bayh	20,757	59,363	80,120	*
Richard B. Brewer	20,157	14,192	34,349	*
Gerardo Canet	14,463	14,192	28,655	*
Bogdan Dziurzynski, D.P.A	28,507	42,863	71,370	*
Pedro Granadillo	12,251	14,192	26,443	*
David C. Stump, M.D.	7,047	13,772	20,819
Douglas G. Watson	29,757	6,692	36,449	*
All executive officers and directors as a group (14 persons)	1,149,658	405,467	1,555,125	1.07%

*	Less than 1%.

(1)	The information set forth in this table is based upon information supplied to the company by the company’s officers, directors and principal stockholders and Schedules 13D, 13F and 13G filed with the SEC. Except as otherwise indicated, and subject to applicable community property laws, the company believes that the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

(2)	Reflects the number of shares that could be purchased by exercise of options vested at April 22, 2011 or within 60 days thereafter.

(3)	According to a Schedule 13G/A filed on February 14, 2011, S.A.C. Capital Advisors, L.P. and affiliates beneficially owned in the aggregate 7,744,929 shares of our Common Stock as follows: S.A.C. Capital Advisors, L.P. held shared voting and investment power over 7,294,929 shares of Common Stock; S.A.C. Capital Advisors, Inc. held shared voting and investment power over 7,294,929 of such shares of Common Stock; S.A.C. Capital Associates, LLC held shared voting and investment power over 7,245,350 of such shares of Common Stock; CR Intrinsic Investors, LLC held shared voting and investment power over 450,000 shares of Common Stock; and Steven A. Cohen held shared voting and investment power over 7,744,929 of such shares of Common Stock. Mr. Cohen controls each of S.A.C. Capital Advisors, Inc., CR Intrinsic Investors,

LLC and Sigma Capital Management, LLC. Includes 150,000 shares of Common Stock subject to call options held by SAC Capital Associates.

(4)	According to a Schedule 13G filed with the SEC on February 4, 2011, BlackRock, Inc. held sole investment and voting power over 9,070,010 shares of our Common Stock.

(5)	According to a Schedule 13G filed with the SEC on April 7, 2011, PRMECAP Management Company beneficially owned 7,544,649 shares of our Common Stock and held sole voting power over 2,446,549 shares of Common Stock and sole investment power over 7,544,649 of Common Stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own more than 10% of the Company’s Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of the Common Stock. The Company’s directors and executive officers and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all forms that each has filed pursuant to Section 16(a) of the Exchange Act.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company during 2010, SEC filings and certain written representations that no other reports were required, during the fiscal year ended December 31, 2010, the Company’s officers, directors and greater than 10% stockholders complied with all applicable Section 16(a) filing requirements, except that one report was filed late on behalf of each of Dr. Frohlich, Mr. Clark, and Mr. Hamm.

PROPOSAL 2

RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP (“Ernst & Young”) as our independent registered public accounting firm for the current year and the Board is asking stockholders to ratify that selection. Although current laws, rules, and regulations, as well as the Audit Committee Charter, require our independent registered public accounting firm to be engaged, retained, and supervised by the Audit Committee, the Board considers the selection of the independent registered public accounting firm to be an important matter of stockholder concern and is submitting the selection of Ernst & Young for ratification by stockholders as a matter of good corporate practice. If the stockholders do not ratify the selection of Ernst & Young as our independent registered public accounting firm, the Audit Committee will consider this vote in determining whether or not to continue the engagement of Ernst & Young.

Ernst & Young has audited our financial statements since 1994. Representatives of Ernst & Young are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

The affirmative vote of holders of a majority of the shares of Common Stock represented at the meeting is required to ratify the selection of Ernst & Young as our independent registered public accounting firm for the current year.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION
OF THE SELECTION OF ERNST & YOUNG AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

INFORMATION REGARDING OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Fees.  During the fiscal years ended December 31, 2009 and 2010, the aggregate fees billed by Ernst & Young for the audit of our financial statements for such fiscal years, the reviews of our interim financial statements, Sarbanes-Oxley Section 404 attestation services and assistance with registration statements were $831,200 and $942,500, respectively.

Audit-Related Fees.  During the fiscal years ended December 31, 2009 and 2010, Ernst & Young did not bill us for any audit-related services related to the performance of the audit or review beyond the fees disclosed under “Audit Fees” above.

Tax Fees.  During the fiscal years ended December 31, 2009 and 2010, the aggregate fees billed by Ernst & Young for preparing state and federal income tax returns were $25,000 and $25,000, respectively. During 2009 and 2010, Ernst & Young fees for other tax services were $158,000 and $444,400, respectively. The 2009 fees for other tax services were primarily related to investigating the limitations on utilization of tax attributes imposed by Sections 382 and 383 of the Internal Revenue Code as they applied to the Company, and the 2010 fees for other tax services were primarily related to U.S. state and local and international tax planning.

All Other Fees.  During the fiscal years ended December 31, 2009 and 2010, all other fees billed by Ernst & Young were $2,000 and $2,000, respectively. These fees were principally related to a subscription for an online financial reporting and accounting research tool.

The Audit Committee has determined that the rendering of these non-audit services by Ernst & Young is compatible with maintaining its independence.

Audit Committee Pre-Approval Policy.  All services to be performed by Ernst & Young for us must be pre-approved by the Audit Committee. Pre-approval is granted usually at regularly scheduled meetings of the Audit Committee. If unanticipated items arise between meetings of the Audit Committee, the Audit Committee has delegated authority to the Chairman of the Audit Committee to pre-approve services involving fees of up to $15,000, in which case the Chairman communicates such pre-approval to the full Audit Committee at its next meeting. All other services must be approved in advance by the full Audit Committee. During 2009 and 2010, all services billed by Ernst & Young were pre-approved by the Audit Committee in accordance with this policy.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee represents and assists the Board of Directors in its oversight of the integrity of Dendreon’s financial reporting, the independence, qualifications, and performance of Dendreon’s independent registered public accounting firm and Dendreon’s compliance with legal and regulatory requirements. During 2010 the Audit Committee consisted of Messrs. Watson (Chair), Canet, and Granadillo, each being an independent director as defined in NASDAQ’s listing standards and, in accordance with SEC and NASDAQ requirements, each meets additional independence standards applicable to audit committee members. Each of Messrs. Watson, Canet, and Granadillo qualified as an “audit committee financial expert” within the meaning of that term as defined by the SEC pursuant to Item 407(d)(5) of Regulation S-K.

Management is responsible for our internal controls and the financial reporting process. The Audit Committee is directly responsible for the compensation, appointment and oversight of Dendreon’s independent registered public accounting firm. Our independent registered public accounting firm reports directly to the Audit Committee. The independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee also meets privately in separate executive sessions periodically with management and the independent registered public accounting firm.

In this context, the Audit Committee has met and held discussions with management and our independent registered public accounting firm. Management represented to the Audit Committee that our financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee has reviewed and discussed the financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) and other professional standards.

Our independent registered public accounting firm also provided to the Audit Committee the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communication with the Audit Committee concerning independence, and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence.

Based on the Audit Committee’s review of our audited financial statements and its discussion with management and the independent registered public accounting firm and the Audit Committee’s review of the representations of management and the report of the independent registered public accounting firm to the Board of Directors and stockholders, the Audit Committee recommended that the Board of Directors include the audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the SEC.

From the members of the Audit Committee of the Board of Directors,

Douglas B. Watson (Chair)
Gerardo Canet
Pedro Granadillo

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board of Directors of the Company is committed to maintaining excellence in governance. Accordingly, the Board has determined to submit to the Company’s stockholders an advisory vote related to the Company’s executive compensation program. Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010 (the “Dodd-Frank Act”), the stockholder vote on executive compensation is an advisory vote only, and it is not binding on the Company or the Board, but the Board values the opinions of the Company’s stockholders, and the Compensation Committee and Board will consider the results of the vote when making future compensation decisions.

Stockholders are encouraged to read the Compensation Discussion and Analysis section of this Proxy Statement, which discusses the Company’s compensation policies and procedures. The Compensation Committee and Board have evaluated and implemented these policies and procedures and believe they are effective in implementing the Company’s compensation philosophy. Therefore, the Board recommends that stockholders indicate their support for the Company’s compensation policies and procedures for its named executive officers, and the following resolution will be submitted for a stockholder vote at the Annual Meeting:

“RESOLVED, that the stockholders of Dendreon Corporation (the “Company”) approve, on an advisory basis, the overall executive compensation policies and procedures employed by the Company for its named executive officers as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE OVERALL EXECUTIVE COMPENSATION POLICIES AND PROCEDURES EMPLOYED BY THE COMPANY FOR ITS NAMED EXECUTIVE OFFICERS.

PROPOSAL 4

FREQUENCY OF ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Act also enables stockholders to indicate how frequently an advisory vote should be sought regarding the Company’s executive compensation, such as in Proposal 3 above. By voting on this Proposal 4, stockholders may indicate their preference for an advisory vote regarding the Company’s named executive officer compensation to occur annually, biennially or triennially.

After careful consideration, the Board of Directors has determined that to allow direct input from stockholders when evaluating the Company’s executive compensation policies and procedures, it is in the best interests to submit the advisory vote to stockholders annually. The Board believes requesting stockholders to vote on an annual frequency will provide the highest level of accountability and will serve best to correlate directly with the most recent executive compensation information disclosed in the Company’s proxy statement for its annual meeting. Therefore, the Board recommends that you vote for a one-year interval for the advisory vote on executive compensation.

Stockholders may cast their vote on their preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when voting in response to the resolution set forth below:

“RESOLVED, that a non-binding advisory vote of the stockholders of Dendreon Corporation (the “Company”) to approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, be held at an Annual Meeting of the Stockholders, beginning with the 2011 Annual Meeting of the Stockholders, (1) every one year, (2) every two years or (3) every three years.

The option of one year, two years or three years receiving the highest number of votes cast by the stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. This vote is advisory and not binding in any way, and the Board may decide that it is in the best interests of the stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by the stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE OPTION OF EVERY ONE YEAR, AS THE FREQUENCY WITH WHICH STOCKHOLDERS WILL BE PROVIDED AN ADVISORY VOTE OF THE OVERALL EXECUTIVE COMPENSATION POLICIES AND PROCEDURES EMPLOYED BY THE COMPANY FOR ITS NAMED EXECUTIVE OFFICERS.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

Copies of our Annual Report on Form 10-K for the year ended December 31, 2010 are available without charge upon written request to: Investor Relations, Dendreon Corporation, 3005 First Avenue, Seattle, Washington 98121.

By Order of the Board of Directors,

Richard F. Hamm, Jr.
Secretary

April 29, 2011

YOUR VOTE IS IMPORTANT

IN ORDER TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE
REQUESTED TO VOTE, BY PROXY VIA TELEPHONE, INTERNET OR MAIL IN ACCORDANCE
WITH THE VOTING INSTRUCTIONS ON YOUR PROXY CARD. IF YOU VOTE BY MAIL, YOU
SHOULD MARK, SIGN AND DATE THE PROXY CARD AS PROMPTLY AS POSSIBLE IN
ACCORDANCE WITH THE INSTRUCTIONS ON THE PROXY CARD.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the annual meeting day.

DENDREON CORPORATION
INTERNET
http://www.proxyvoting.com/dndn
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

98689

▼	FOLD AND DETACH HERE	▼

YOUR VOTE IS IMPORTANT. PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.	Please mark your votes as indicated in this example	☒
DENDREON CORPORATION PLEASE MARK VOTES IN THE BOXES BELOW USING DARK INK ONLY.

The Board of Directors recommends a vote	FOR	WITHHOLD	*EXCEPTIONS
“FOR” the nominees for directors below.	ALL	FOR ALL

1. Election of Directors Nominees: 01 Richard B. Brewer 02 Mitchell H. Gold, M.D. 03 Pedro Granadillo 04 David C. Stump, M.D.	☐	☐	☐
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

The Board of Directors recommends a
vote “FOR” the proposals below.		FOR	AGAINST	ABSTAIN

2. Approval of the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the current year.		☐	☐	☐

3. To recommend, on an advisory basis, the approval of the Company’s overall executive compensation program.		☐	☐	☐

The Board of Directors recommends a
vote for 1 YEAR on the proposal below.	1 Year	2 Years	3 Years	Abstain

4. To recommend, on an advisory basis, the frequency of an advisory vote on executive compensation.	☐	☐	☐	☐

In their discretion, the proxies named herein are also authorized to take any action upon any other business that may properly come before the Annual Meeting, or any reconvened meeting following any adjournment or postponement of the Annual Meeting.
All stockholders are cordially invited to attend the Annual Meeting in person. If you indicated that you will attend by marking the box below, please also contact investor relations at (206) 829-1500 or ir@Dendreon.com.
Will Attend Meeting          YES

Mark Here for Address Change or Comments SEE REVERSE	☐
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date

You can now access your Dendreon Corporation account online.
Access your Dendreon Corporation account online via Investor ServiceDirect® (ISD).
BNY Mellon Shareowner Services, the transfer agent for Dendreon Corporation, now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time
Investor ServiceDirect®
Available 24 hours per day, 7 days per week
TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.
Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2010 Annual Report to Stockholders are available at: http://bnymellon.mobular.net/bnymellon/dndn
▼   FOLD AND DETACH HERE   ▼

PROXY	DENDREON CORPORATION
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
FOR THE ANNUAL MEETING OF STOCKHOLDERS ON JUNE 21, 2011.
The undersigned hereby constitutes and appoints Mitchell H. Gold, M.D. and Richard F. Hamm, Jr., and each of them, his or her true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of Dendreon Corporation to be held at the Museum of Science and Industry, 57th Street and Lake Shore Drive, Chicago, Illinois 60637 on Tuesday, June 21, 2011 at 9:00 a.m., local time, and at any adjournments or postponements thereof, as follows and in accordance with their judgment upon any other matters coming before said meeting.
YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE. SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF DIRECTIONS ARE NOT INDICATED, WILL BE VOTED FOR THE ELECTION OF EACH NOMINEE, FOR APPROVAL OF THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, FOR APPROVAL TO RECOMMEND, ON AN ADVISORY BASIS, OF THE COMPANY’S OVERALL EXECUTIVE COMPENSATION PLAN, FOR 1 YEAR TO RECOMMEND, ON AN ADVISORY BASIS, AS THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION, AND FOR ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN, DATE AND RETURN THIS CARD.

Address Change/Comments (Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)	98689